SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/   Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to ss.240.14a-11(c) orss.240.14a-12


                             ARCH CAPITAL GROUP LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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      0-11.

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     was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                      [Arch Capital Group Ltd. letterhead]




                                                                       [ ], 2002

Dear shareholder:

     I am pleased to invite you to the special meeting of the shareholders of Arch Capital Group Ltd. to be held on [ ], 2002 at [ ] (local time), at [ ], Hamilton, Bermuda.

     On November 20, 2001, investors led by Warburg Pincus investment funds and Hellman & Friedman investment funds and certain members of management purchased from us, for $763.15 million in cash, 35,687,735 series A convertible preference shares and 3,776,025 class A warrants. The purpose of this investment was to provide a significant infusion of capital to launch a new underwriting initiative to meet current and future demand in the global insurance and reinsurance markets.

     The preference shares are convertible into, and the warrants are exercisable for, our common shares. Assuming full conversion of the preference shares and full exercise of the warrants, the preference shares and warrants would represent approximately 64.8% and 6.9% of our outstanding common shares. However, the rules of the Nasdaq Stock Market, on which our common shares are traded, prevent us from issuing, at a price less than the greater of their book or market value, common shares (or securities convertible into or exercisable for common shares) representing more than 19.9% of the number or voting power of our common shares outstanding prior to that issuance, unless that issuance is approved by our shareholders. In addition, our bye-laws currently limit the voting power of specified shareholders to 9.9% of the outstanding voting power of our shares. Accordingly, at the special general meeting, you will be asked to vote on the following matters:

     o the issuance of common shares upon conversion or exercise of these new securities in excess of the maximum amount of common shares that is permitted under Nasdaq Stock Market rules to be issued without shareholder approval, and the provision for voting power of the preference shares in excess of the maximum amount that is permitted under Nasdaq Stock Market rules without shareholder approval;

     o amendments to our bye-law limiting voting power of specified shareholders to 9.9% of the voting power of our shares and our bye-law concerning election of subsidiary directors; and

     o the election of certain individuals as designated company directors so that they may be elected directors of certain of our non-U.S. subsidiaries.

     The enclosed proxy statement provides you with detailed information regarding these proposals.

     Our board of directors has unanimously approved each of the proposals and recommends that you vote for them. If the first two proposals described above are not approved, the investors have the right to convert their existing preference shares and warrants into identical securities of our subsidiary that holds all of our core insurance and reinsurance operations, as more fully described in this proxy statement.

     Your vote is very important. Whether or not you plan to attend the meeting, please sign the enclosed proxy card and mail it promptly in the enclosed envelope.

                                   Sincerely,


                                              [signature logo]
                                              Robert Clements
                                              Chairman of the Board

     This proxy statement and accompanying form of proxy are dated [ ], 2002 and are first being mailed to shareholders on or about [ ], 2002.

                             ARCH CAPITAL GROUP LTD.

                        NOTICE OF SPECIAL GENERAL MEETING

Time:    [        ] (local time)

Date:    [                  ], 2002

Place:   [                  ]
         [                  ]
         Hamilton, Bermuda

Purpose:

     To consider and vote on the following proposals:

     o PROPOSAL 1: To approve the issuance by Arch Capital Group Ltd., a Bermuda company ("ACGL"), of common shares issuable upon conversion of the series A convertible preference shares or exercise of the class A warrants (including by operation of anti-dilution adjustments in the class A warrants) issued under the subscription agreements dated October 24, 2001, as amended November 20, 2001 and January 3, 2002, entered into between ACGL and various investors, to the extent that such common shares and the 140,380 common shares issued on November 20, 2001 represent more than 19.9% of the number or voting power of our common shares issued and outstanding on November 19, 2001, and to approve the provision of full voting power of the preference shares issued under the subscription agreements to the extent that such preference shares and the 140,380 common shares issued on November 20, 2001 represent more than 19.9% of the voting power of all of our shares outstanding on November 19, 2001. This approval is being sought in compliance with the rules applicable to companies whose securities trade on the Nasdaq Stock Market and is referred to as the Requisite Nasdaq Approval.

     o PROPOSAL 2: To adopt an amendment to our Bye-Law 45 as set forth in Appendix A of, and as more fully described in, this proxy statement, which would change the limitation on voting rights of shareholders so that the limitation would apply only to votes conferred (directly or indirectly or by attribution) by shares of ACGL directly, indirectly or constructively owned by any U.S. person.

     o PROPOSAL 3: To adopt an amendment to our Bye-Law 75 as set forth in Appendix B of this proxy statement, which would expressly provide that the directors of our Cayman Islands and Barbados subsidiaries, as well as our Bermuda subsidiaries, must be elected by our shareholders as persons designated to be elected as directors of such subsidiaries.

     o PROPOSAL 4: To elect certain individuals as designated company directors so that they may be elected directors of certain of our non-U.S. subsidiaries.

     o    PROPOSAL 5: To conduct other business if properly raised.

     Only shareholders of record as of the close of business on [ ], 2002 may vote at the special general meeting.

     Your vote is very important. Please complete, sign, date and return your proxy card in the enclosed envelope promptly.


                              [signature logo]
                              Louis T. Petrillo
                              Senior Vice President, General
                              Counsel and Secretary

Hamilton, Bermuda
[                ], 2002

                                TABLE OF CONTENTS
                                                                            Page

THE SPECIAL GENERAL MEETING...................................................1
   Time and Place.............................................................1
   Record Date; Voting at the Special General Meeting.........................1
   Limitation on Voting.......................................................1
   Quorum; Votes Required for Approval........................................3
   Voting and Revocation of Proxies...........................................4
   Solicitation of Proxies....................................................4
   Other Matters..............................................................5
THE INVESTMENT................................................................6
   General....................................................................6
   Background of the Investment...............................................7
   Subscription Agreement.....................................................9
   Certificate of Designations for Preference Shares.........................14
   Class A Warrants..........................................................16
   Shareholders Agreement....................................................17
   Employment Arrangements...................................................22
   Interests of Certain Persons..............................................26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............29
CERTAIN TAX CONSIDERATIONS...................................................36
PROPOSAL 1-- APPROVAL OF ISSUANCE OF COMMON SHARES UPON CONVERSION OF
    PREFERENCE SHARES AND EXERCISE OF CLASS A WARRANTS AND FULL VOTING
    POWER OF PREFERENCE SHARES...............................................40
   Purpose and Effect of Shareholder Approval................................40
   Consequences of Not Approving This Proposal...............................41
   Required Vote.............................................................42
PROPOSAL 2-- AMENDMENTS TO BYE-LAW 45........................................43
   Current Bye-Law 45........................................................43
   Purpose and Effect of the Proposed Amendments.............................43
   Required Vote.............................................................44
PROPOSAL 3-- AMENDMENTS TO BYE-LAW 75........................................45
   Current Bye-Law 75........................................................45
   Purpose and Effect of the Amendments......................................45
   Required Vote.............................................................45
PROPOSAL 4-- ELECTION OF SUBSIDIARY DIRECTOR.................................46
   Required Vote.............................................................47
WHERE YOU CAN FIND MORE INFORMATION..........................................48

APPENDIX A-- Proposed Amended and Restated Bye-Law 45.......................A-1
APPENDIX B-- Proposed Amended and Restated Bye-Law 75.......................B-1
APPENDIX C-- Form of Proxy..................................................C-1

                           THE SPECIAL GENERAL MEETING

     We are furnishing this proxy statement to holders of our shares in connection with the solicitation of proxies by our board of directors to vote at the special general meeting and at any adjournments and postponements of the special general meeting.

Time and Place

     The special general meeting will be held at [ ] (local time) on [ ], 2002 at [ ], Hamilton, Bermuda.

Record Date; Voting at the Special General Meeting

     Our board of directors has fixed the close of business on [ ], 2002 as the record date for determination of the shareholders entitled to notice of and to vote at the special general meeting and any and all postponements or adjournments of the meeting. On the record date, there were [15,641,958] common shares outstanding and entitled to vote, subject to the limitations in our bye-laws described below. At that date, there were an estimated [37] holders of record and [1,768] beneficial holders of the common shares. On the record date, there were 35,687,735 preference shares outstanding and entitled to vote, subject to the limitations in the certificate of designations and our bye-laws described below. There were 23 holders of record and beneficial holders of the preference shares. Each holder of record of shares on the record date is entitled to cast one vote per share, subject to the limitations described below. A shareholder may vote in person or by a properly executed proxy on each proposal put forth at the special general meeting.

     The holders of our series A convertible preference shares, as well as The Trident Partnership, L.P. and Marsh & McLennan Risk Capital Holdings Ltd., have agreed to vote all of their voting shares in favor of all proposals at the special general meeting. Our directors and executive officers have also advised us that they intend to vote all of their voting shares in favor of all proposals at the special general meeting. We believe that, after giving effect to the limitations on voting described below, such holders will represent approximately 45.2% of the votes entitled to be cast at the meeting.

Limitation on Voting

     Limitation Under Bye-Law 45. Under our bye-laws, if the votes conferred by the Controlled Shares (as defined below) of any person would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by the Controlled Shares of such person, unless the exception described below applies, will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the Controlled Shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors.

     This voting limitation, as it currently exists in our bye-laws, will apply to the voting at the special general meeting. One of the proposals to be considered at the special general meeting is to amend this voting limitation.

     "Controlled Shares" in reference to any person means:

     (1) all shares of Arch Capital Group Ltd. directly, indirectly or constructively owned by such person within the meaning of Section 958 of the Internal Revenue Code of 1986; and

     (2) all shares of Arch Capital Group Ltd. directly, indirectly or constructively owned by such person or any other person with which such first person is part of a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; provided that this clause (2) will not (a) restrict the ability of any person to vote any shares that were (x) converted from shares of Arch Capital Group (U.S.) Inc. owned by such person on September 8, 2000 as described in any Schedule 13G or 13D filed with the United States Securities and Exchange Commission prior to such date or (y) issued upon exercise of warrants owned by such person on September 8, 2000 as described in any Schedule 13G or 13D filed with the United States Securities and Exchange Commission prior to such date, which warrants were assumed by Arch Capital Group Ltd. upon consummation of the reorganization, provided that the voting power conferred by the Controlled Shares of such person will not in any event exceed the greater of the voting power of such Controlled Shares after giving effect to the reduction required by our bye-laws as described above and the voting power of the Controlled Shares so converted without giving effect to such reduction, or (b) apply to any person or group that the board, by the affirmative vote of at least seventy-five percent (75%) of the entire board, may exempt from the provisions of this clause (2).

     The limitations contained above will not restrict the ability of any person to vote with respect to any matter other than the election of directors any shares that were (x) converted from shares of Arch Capital Group (U.S.) Inc. owned by such person on September 8, 2000 as described in any Schedule 13G or 13D filed with the United States Securities and Exchange Commission prior to such date or (y) issued upon exercise of warrants owned by such person on September 8, 2000 as described in any Schedule 13G or 13D filed with the United States Securities and Exchange Commission prior to such date, which warrants were assumed by Arch Capital Group Ltd. on November 8, 2000, provided that the voting power conferred by the Controlled Shares of such person will not in any event exceed the greater of (a) the voting power of such Controlled Shares after giving effect to the reduction required by our bye-laws as described above and
(b) the voting power of the Controlled Shares so converted without giving effect to such reduction.

     Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the board may make such final adjustments to the aggregate number of votes conferred by the Controlled Shares of any person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of Arch Capital Group Ltd. entitled to vote generally at an election of directors.

     Limitations Under Certificate of Designations. Prior to the receipt of the Requisite Nasdaq Approval, if the aggregate votes conferred by the preference shares then outstanding, together with (x) any common shares issued upon conversion of any preference shares or upon exercise of any class A warrants issued under the subscription agreements (including by operation of the anti-dilution adjustments in the class A warrants) and (y) the 140,380 common shares issued in cancellation of the class A warrants in connection with the transactions under the subscription agreements (together, the "Aggregate Potential Votes") would exceed 19.9% of the total votes entitled to be cast by the common shares issued and outstanding on November 19, 2001 (the "Total Base Votes"), then the vote of each preference share will be reduced proportionately (in relation to the total number of preference shares then outstanding) so that, after giving effect to such reduction, the Aggregate Potential Votes do not exceed 19.9% of the Total Base Votes.

     Prior to the receipt of the Requisite Regulatory Approval, if the votes conferred by common shares and preference shares beneficially owned by a given person would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the vote of each preference share held by such person will be reduced by whatever amount is necessary so that after any such reduction, the votes conferred by the common shares and preference shares beneficially owned by such person, constitutes 9.9% of the total voting power of all shares of the company entitled to vote generally at any election of directors. "Requisite Regulatory Approval" means approval by the insurance authorities in the States of Florida, Missouri, Nebraska and Wisconsin of the acquisition of greater than 9.9% of the total voting power of all shares of the company entitled to vote generally in the election of directors by the principal investors referred to under "The Investment -- General."

     Until such time as any waiting period with respect to the acquisition of preference shares by Orbital Holdings, Ltd. and Insurance Private Equity Investors, L.P. required to expire under the federal antitrust statute has expired or been terminated, the preference shares held by them will not have any votes with respect to the election of directors.

Quorum; Votes Required for Approval

     The presence of two or more persons representing, in person or by properly executed proxy, not less than a majority of the voting power of our shares outstanding and entitled to vote at the special general meeting is necessary to constitute a quorum. If a quorum is not present, the special general meeting may be adjourned from time to time until a quorum is obtained.

     The affirmative vote of a majority of the voting power of the shares represented at the special general meeting will be required for approval of each of the proposals except Proposal 2.

     The affirmative vote of at least 65% of the voting power of our outstanding shares is necessary to approve Proposal 2, regarding the amendments to bye-law
45. Therefore, a failure to send in a signed proxy card or vote in person at the meeting will have the effect of a vote against Proposal 2.

     Several of our officers and directors will be present at the special general meeting and available to respond to questions.

     An automated system administered by our transfer agent will tabulate votes cast by proxy at the special general meeting, and our transfer agent will tabulate votes cast in person.

     Abstentions and broker non-votes (i.e., shares held by a broker which are represented at the meeting but with respect to which such broker does not have discretionary authority to vote on a particular proposal) will be counted for purposes of determining whether or not a quorum exists. Abstentions and broker non-votes will generally not be counted for any other purpose, except that abstentions with respect to Proposal 2 will have the same effect as negative votes.

Voting and Revocation of Proxies

     All shareholders should complete, sign and return the enclosed proxy card. All shares represented at the special general meeting by properly executed proxies received before or at the special general meeting, unless those proxies have been revoked, will be voted at the special general meeting, including any postponement or adjournment of the special general meeting. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be FOR approval of each of the proposals described in this proxy statement.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

     o filing, including by facsimile, with the Secretary of the company, before the vote at the special general meeting is taken, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares, or

     o    attending the special general meeting and voting in person.

     In order to vote in person at the special general meeting, shareholders must attend the special general meeting and cast their vote in accordance with the voting procedures established for the special general meeting. Attendance at the special general meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the special general meeting to Arch Capital Group Ltd., [ ], Hamilton, Bermuda, Facsimile: [ ],
Attention: Secretary.

Solicitation of Proxies

     Proxies are being solicited by and on behalf of the board of directors. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram, facsimile and advertisement in periodicals and postings, in each case by our directors, officers and employees.

     We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records related to the solicitation. We will pay MacKenzie Partners, Inc. fees of not more than $4,500 plus expense reimbursement for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. We may request by telephone, facsimile, mail, electronic mail or other means of communication the return of the proxy cards.

Other Matters

     As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special general meeting, other than as described in this proxy statement. If any other matters shall properly come before the special general meeting or any adjournments or postponements of the special general meeting and shall be voted on, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of our board of directors and management.

                                 THE INVESTMENT

General

     On October 24, 2001, we announced our intention to launch a new underwriting initiative to meet current and future demand in the global insurance marketplace. On that date, we entered into a subscription agreement with Warburg Pincus investment funds and Hellman & Friedman investment funds. Under the agreement, these investors agreed to purchase an aggregate of $750.0 million of our series A convertible preference shares and our class A warrants. We refer to the Warburg Pincus investors and the Hellman & Friedman investors as the "principal investors." At the same time, we also entered into a management subscription agreement whereby certain members of our management (or entities affiliated with them) agreed to purchase an aggregate of $13.15 million of the preference shares and class A warrants.

     Prior to the closing on November 20, 2001, the principal investors assigned portions of their commitments to third parties. At closing, we issued the following numbers of preference shares and class A warrants for the aggregate dollar amounts specified:

                                                                                                    Aggregate
                                                            Preference           Class A             Dollar
                                                              Shares            Warrants             Amount
                                                           --------------      -------------       --------------
Warburg Pincus investors............................          18,939,311          2,003,918         $405,000,000
Hellman & Friedman investors........................          10,521,839          1,113,289          225,000,000
Trident II, L.P. and co-investment funds............           1,636,729            173,178           35,000,000
Farallon Capital investors..........................           1,169,093            123,698           25,000,000
Insurance Private Equity Investors, L.L.C.                     2,338,186            247,397           50,000,000
     (affiliated with GE Asset Management)..........
Orbital Holdings, Ltd.                                           467,637             49,479           10,000,000
     (affiliated with GE Capital)...................
Management investors................................             614,940             65,066           13,150,000
                                                           --------------      -------------       --------------
         Total......................................          35,687,735          3,776,025         $763,150,000
                                                           ==============      =============       ==============


     We may be required to issue additional preference shares under certain circumstances, as described under "--Subscription Agreement-- Purchase Price Adjustments."

     In a related transaction, upon closing of the investment, 905,397 previously existing class A warrants held by Marsh & McLennan Risk Capital Holdings, Ltd. were canceled in exchange for 140,380 newly issued common shares, and 1,770,601 class B warrants held by Marsh & McLennan Risk Capital Holdings were canceled in exchange for a cash payment by us of $7.50 per class B warrant (approximately $13.3 million in the aggregate). See note (3) under "Security Ownership of Certain Beneficial Owners and Management" for a description of the class B warrants. Marsh & McLennan Risk Capital Holdings' pre-existing right to have an observer attend meetings of our board of directors was terminated, and The Trident Partnership, L.P.'s pre-existing right to designate a director for election to our board of directors was terminated. We were released from our remaining $11.0 million capital commitment to Trident II, L.P. for new investments.

Background of the Investment

     The events of September 11, 2001 accelerated both demand and the already improving pricing conditions in the insurance and reinsurance marketplace in the U.S. and the rest of the world.

     In early October 2001, representatives of Warburg Pincus and Hellman & Friedman, John M. Pasquesi and Robert Clements, the chairman of ACGL, began to discuss opportunities to address this need. Originally Warburg Pincus and Hellman & Friedman wanted to participate in these opportunities, together with Mr. Clements, through a newly formed vehicle. In such case, neither ACGL nor its shareholders would have been able to participate or, at best, ACGL would have been able to participate only through a limited equity investment in the new vehicle.

     Mr. Clements and Peter A. Appel, the president and chief executive officer of ACGL, engaged in intensive discussions with representatives of Warburg Pincus and Hellman & Friedman and their legal counsel regarding an equity investment by Warburg Pincus and Hellman & Friedman. Messrs. Clements and Appel sought to assist them in understanding ACGL and to persuade them of the opportunities presented to the investors and ACGL's shareholders by structuring the investment as an investment in ACGL, rather than an existing subsidiary of ACGL or a newly formed vehicle, as well as in structuring the investment so that the investors would receive appropriate assurances as to the book value of ACGL at the time of investment.

     During the week of October 15 and through October 23, Messrs. Clements and Appel, representatives of Warburg Pincus and Hellman & Friedman, their legal counsel and legal counsel for ACGL negotiated a term sheet and, then, definitive documentation with respect to the investment. Representatives of Credit Suisse First Boston Corporation ("CSFB"), ACGL's financial advisor, reviewed drafts of the term sheet and definitive documentation. Representatives of Warburg Pincus and Hellman & Friedman, their legal counsel and other advisors interviewed officers of ACGL and reviewed ACGL's books and records as part of their due diligence. On October 19 and at various times thereafter, Messrs. Clements and Appel updated members of the board on the status of the negotiations and the proposed terms thereof.

     As these discussions were ongoing, Messrs. Clements and Appel also contacted Paul B. Ingrey, Dwight R. Evans and Marc Grandisson, among others, to form the management team for our new underwriting initiative and negotiated the terms of their employment. In connection with entering into employment agreements with ACGL and its Bermuda reinsurance subsidiary, it was proposed that Messrs. Ingrey, Evans and Grandisson would be granted restricted shares and options to purchase common shares of ACGL. In addition, they, along with Messrs. Clements, Pasquesi and Appel, would be given the opportunity to participate in the investment in ACGL along with Warburg Pincus and Hellman & Friedman, on the same economic terms. Messrs. Clements and Appel also discussed with the investors proposed incentive compensation arrangements for existing management.

     On October 23, 2001, our board of directors held a meeting to discuss and evaluate the investment and the related transactions. The term sheet and drafts of the definitive documentation were circulated to the board. The board of directors discussed, among themselves and with representatives of ACGL's financial advisor and legal counsel, the terms of the investment and related transactions, including employment/retention and compensation arrangements for new and existing management.

     Representatives of CSFB made a presentation concerning the investment. At the close of their presentation, the representatives of CSFB orally expressed the opinion of CSFB to the board of directors of ACGL, subsequently confirmed in writing on October 24, 2001, that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in the written opinion, the aggregate consideration to be received by ACGL in the investment was fair to ACGL from a financial point of view. CSFB's opinion was directed to ACGL's board of directors for its information in connection with its consideration of the investment and does not constitute a recommendation as to how any shareholder of ACGL should vote or act on any matter relating to the investment. In particular, the opinion did not address the merits of a vote for or against Proposal 1 set forth in this proxy statement.

     After the discussions and the presentation, the board unanimously approved the subscription agreements with the Warburg Pincus and Hellman & Friedman investors and with management and the transactions contemplated thereby, and recommended that the bye-law amendments, the issuance of the common shares upon conversion of the preference shares and exercise of the class A warrants and the provision of full voting power to the preference shares be approved by our shareholders. In addition, the board unanimously determined to appoint two additional directors to the company's board of directors, Mr. Pasquesi, who was appointed as vice-chairman of the board, and Mr. Ingrey.

     On October 23, 2001, we entered into employment and compensation arrangements with new and existing management.

     On October 24, 2001, we executed the definitive documentation relating to the investments.

     On November 8, 2001, ACGL, the principal investors, The Trident Partnership, L.P., Trident II, L.P., Marsh & McLennan Risk Capital Holdings and employee co-investment funds affiliated with Marsh & McLennan Risk Capital Holdings entered into an agreement. Under this agreement, the Warburg Pincus investors assigned their right and commitment to purchase $35.0 million of the preference shares and class A warrants to Trident II and the co-investment funds. Marsh & McLennan Risk Capital Holdings agreed to exchange all of its existing class A warrants for newly issued common shares (assuming that they had been exercised pursuant to a cashless exercise) and to exchange all of its class B warrants for cash at a price equal to $7.50 per class B warrant. See note (3) under "Security Ownership of Certain Beneficial Owners and Management" for a description of the class B warrants. In addition, the board observer and board nomination rights of Marsh & McLennan Risk Capital Holdings and The Trident Partnership were terminated, and we were also released from our remaining $11.0 million capital commitment to Trident II for new investments.

     On November 20, 2001, ACGL, the principal investors and investment funds affiliated with Farallon Capital, GE Asset Management and GE Capital entered into assignment agreements pursuant to which the principal investors assigned portions of their rights and commitments to purchase preference shares and class A warrants.

     On November 20, 2001, we issued the preference shares and class A warrants under the subscription agreements, as amended, and related documents in exchange for $763.15 million in cash.

     On December 11, 2001, we announced that Constantine Iordanou will join our management team and our board of directors. On December 20, 2001, we entered into an employment agreement with Mr. Iordanou and, effective January 1, 2002, granted Mr. Iordanou options and restricted shares.

Subscription Agreement

     Set forth below is a summary of the material terms of the subscription agreement with the investors (other than the management investors). You should read this summary in conjunction with the agreement and the amendment thereto, which are incorporated herein by reference. The subscription agreement was filed as an exhibit to our quarterly report on Form 10-Q filed with the SEC on November 14, 2001, and an amendment to the subscription agreement was filed as an exhibit to our current report on Form 8-K filed with the SEC on January 4, 2002.

     Purchase Price. The purchase price for the preference shares and class A warrants paid at closing was based on the book value of our common shares as of June 30, 2001. The number of preference shares issued to each investor was equal to the total dollar amount of that investor's investment divided by the estimated per share price as determined under the subscription agreement (approximately $21.384). The number of warrants issued to each investor was equal to the Adjusted Warrant Amount times the number of common shares issuable upon exercise of all outstanding class A warrants (2,531,079) divided by the number of common shares outstanding as of June 30, 2001 (12,863,079). The "Adjusted Warrant Amount" was equal to one-half of the quotient of the total dollar amount of that investor's investment divided by the difference of the estimated per share price minus $1.50. There would have been an adjustment to the purchase price if any of the transactions contemplated by the subscription agreement or the options granted to management concurrently therewith had triggered an anti-dilution adjustment under our existing class A warrants or class B warrants, but all holders of those warrants waived any rights to any anti-dilution adjustment with respect to the issuance under the subscription agreements or the grants to management contemplated thereby. On October 23, 2001, the last trading day prior to our entering into the subscription agreements and announcing the transactions, the closing price of our common shares on the Nasdaq Stock Market was $17.44 per share.

     Purchase Price Adjustments. The subscription agreement provides that the estimated per share price may be adjusted as described below. All determinations to be made by the investors in connection with the purchase price adjustments will be made by the principal investors. These adjustments are the sole remedy for any breach of representations and warranties of the company under the subscription agreement.

     Audit Adjustment. We agreed to engage PricewaterhouseCoopers as independent accountants to audit our consolidated balance sheet as of June 30, 2001, an independent actuary (to be selected by us and the principal investors) to review the reserves for claims and claims expenses on our balance sheet, and an independent pricing service selected by us and the principal investors to determine the estimated fair value of our investments in marketable securities as of the third business day prior to closing. The independent pricing service, the public accountants and the independent actuary are referred to below as the independent advisors.

     Within 60 days after the closing (or as soon thereafter as practicable), the independent advisors will deliver to our board of directors and the principal investors their reports, and, based on these reports, the independent public accountants will calculate the audited per share price. Pursuant to the terms of the subscription agreement, ACGL and the principal investors have the right to make a full review of the determinations of the independent advisors contained in their report.

     If the audited per share price is greater than the estimated per share price at closing, each investor will either pay the difference to ACGL in cash or return the equivalent amount in preference shares. If the estimated per share price at closing is greater than the audited per share price, ACGL will issue an amount of preference shares to the investors representing the difference.

     Adjustment for Trading Price or Change of Control. In the event that (1) the closing price of our common shares is at least $30.00 per share for at least 20 out of 30 consecutive trading days or (2) a change of control occurs (either case, a "Triggering Event"), we agreed to issue and deliver to each investor additional preference shares such that the audited per share price is adjusted downward by $1.50 per preference share. For this purpose "change of control" means the acquisition by any person or group (within the meaning of section 13(d)(3) of the Exchange Act) of beneficial ownership of 40% or more by either the voting power of our then outstanding common shares or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; provided that if such acquisition results in whole or in part from a transfer of common shares or other voting securities by Marsh & McLennan Companies, Inc. or any of its subsidiaries, such acquisition will not constitute a change of control unless such transfer is effected pursuant to an offer by such acquiror to purchase all of our outstanding common shares.

     Final Adjustment. We agreed to make another adjustment at the second anniversary of closing (or such earlier date as the principal investors request and the Transaction Committee (described below under "-- Transaction Committee") agrees) based on an adjustment basket described below.

     The adjustment basket will be equal to:

     o the difference between value realized upon sale and the book value at closing (as adjusted based on a pre-determined growth rate) of the agreed upon non-core businesses; plus

     o the difference between the GAAP net book value of all of our insurance balances with respect to any policy or contract written or having an effective date prior to November 20, 2001 (i.e., premiums receivable, unpaid claims and claims expenses recoverable, prepaid reinsurance premiums, reinsurance balances receivable, deferred policy acquisition costs, claims and claims expenses, unearned premiums, reinsurance balances payable, and any other insurance balance attributable to our "core insurance operations," as defined below) at the time of determination of the final adjustment and those balances at the closing; minus

     o reductions in book value arising from (without duplication of any expenses included in the calculation of value realized upon sale of the non-core businesses or any expense otherwise reflected in the determination of the per share price) costs and expenses relating to the investments and transactions provided for under the subscription agreement, actual losses arising out of breach of representations under the subscription agreement and certain other costs and expenses.

     Our "core insurance operations" include:

     o    Arch Reinsurance Ltd.;

     o    Arch Capital Group (U.S.) Inc.;

     o    Arch Reinsurance Company;

     o Cross River Insurance Company (including funding for Rock River Insurance Company);

     o Arch Risk Transfer Services Ltd. (including First American Financial Corporation);

     o capital held at Arch Capital Group Ltd., gross of capital to be invested in unfunded private equity commitments; and

     o $2.5 million in segregated assets and liabilities in "cell" accounts formed by Alternative Insurance Company Limited and Alternative Re, Ltd.

     Non-core businesses are currently defined as American Independent Insurance Holding Company, Hales & Company Inc., escrow assets under the Folksamerica disposition agreement, all nonpublic securities held by ACGL, Arch Capital Group (U.S.) Inc. and Arch Reinsurance Company and all commitments to Trident II, L.P., Distribution Partners and Innovative Coverage Concepts LLC, as and when funded.

     The adjustment basket will be calculated by our independent auditors as soon as practicable after the second anniversary of the closing or such earlier date as the principal investors request and ACGL agrees. ACGL and the principal investors have the right to make a full review of the adjustment basket determination. We agreed to cause our subsidiaries to maintain the components necessary to calculate the adjustment basket under separate ledgers.

     If the adjustment basket is less than zero, we agreed to issue additional preference shares to the investors based on the decrease in the value of the components of the adjustment basket. If the adjustment basket is greater than zero, the subscription agreement allows us to use cash in an amount based on the increase in value of the components of the adjustment basket to repurchase common shares (other than any common shares issued upon conversion of the preference shares or exercise of the class A warrants).

     In addition, if the adjustment basket is less than zero and in the event that a Triggering Event occurs, we agreed to issue additional preference shares to the investors as a further adjustment.

     Finally, on the fourth anniversary of the closing, there will be a calculation of a further adjustment basket based on (1) liabilities in excess of the Folksamerica escrow assets owed to Folksamerica under the Asset Purchase Agreement, dated as of January 10, 2000, between ACGL, Arch Reinsurance Ltd., Folksamerica Holding Company, Inc. and Folksamerica Reinsurance Company and (2) specified tax and ERISA matters.

     Restrictions on Transfer of Securities. The investors agreed that they will not, without prior approval of the Transaction Committee, until the earlier of this special general meeting and March 20, 2002, sell, transfer or otherwise dispose of, directly or indirectly, any of their preference shares or class A warrants acquired under the subscription agreements or any common shares issued upon conversion or exercise of the preference shares or class A warrants.

     The investors agreed not to transfer, in one transaction, or a series of transactions, to a single person or group, common shares or securities convertible into common shares representing in excess of either 51% of the votes then entitled to be cast in the election of directors, or 51% of the then outstanding common shares (taking into account common shares issuable upon conversion of the preference shares) without giving all shareholders the right to participate in such transaction on the same or substantially the same terms as the investors.

     The shareholders agreement also contains transfer restrictions. See "--Shareholders Agreement-- Restrictions on Transfer."

     Dispositions; Pending Acquisition. We agreed to sell, prior to the time of the audit adjustment described above, the portion of our investment portfolio specified in a schedule to the agreement, consisting of specified publicly traded noninvestment grade debt securities and certain equity securities. We also agreed to use our commercially reasonable efforts to consummate our acquisition of Rock River Insurance Company.

     Information. The investors agreed to give us information regarding their ownership of our company, ownership information concerning each of them and other related information in connection with preparing disclosure in filings under the United States Securities Act of 1933 (the "Securities Act") or the Exchange Act on issues arising under the Internal Revenue Code, including the rules applicable to "controlled foreign corporations."

     Indemnification; Insurance. We and the investors agreed to maintain all rights to indemnification in favor of our directors, officers, employees and agents or any of our subsidiaries with respect to their activities prior to the closing (except that with respect to the Transaction Committee this covenant will cover activities after the closing) (as provided for in our organizational documents in effect on October 24, 2001) in full force and effect for a period of not less than six years from the closing. The investors agreed not to cause us to take any action inconsistent with this agreement.

     We and the investors also agreed that we will indemnify each of our present and former directors or officers against liabilities arising before the closing (including the transactions contemplated by the subscription agreement) and, with respect to the Transaction Committee, also after the closing. We and the investors agreed that we will maintain our current level of directors' and officers' liability insurance coverage for a period of at least six years after the closing.

     Certain Tax Matters. With respect to each taxable year during which any principal investor owns our shares, we agreed to use reasonable best efforts to cause us and each of our subsidiaries:

     o not to constitute a "passive foreign investment company" within the meaning of Section 1297 of the Code;
     o not to satisfy the gross income requirement set forth in Section 542(a) of the Code;
     o not to satisfy the gross income requirement set forth in Section 552(a) of the Code; and
     o    not to have any related person insurance income within the meaning of
          Section 953(c)(2) of the Code.

In the event that we or any of our subsidiaries constitute a personal holding company, a foreign personal holding company, a controlled foreign corporation, a foreign investment company or a passive foreign investment company for U.S. federal income tax purposes with respect to any taxable year, we agreed to provide each principal investor with any information it requests to satisfy its legitimate tax, accounting or other reporting requirements.

     Right to Exchange into Subsidiary Shares. We agreed to form a new, wholly owned subsidiary to hold Arch Reinsurance Ltd. as well as all of the "core insurance operations" other than Arch Reinsurance Company.

     In the event that:

     o the proposals to be voted upon at the special general meeting are not approved before April 20, 2002,

     o we fail to obtain the regulatory approvals required in connection with the investment before May 20, 2002, or

     o the adjustments described above under "-- Purchase Price Adjustments--Final Adjustment" are less than zero and their absolute value exceeds $250.0 million,

the investors will have the option to exchange their preference shares and class A warrants, in whole or in part (but not for less than $150.0 million liquidation preference of preference shares), for preference shares and warrants of our newly formed subsidiary bearing identical rights and privileges, including the right to convert into, or be exercised for, common shares of our newly formed subsidiary, but not including voting limitations to the extent such limitations are not required pending Requisite Nasdaq Approval or Requisite Regulatory Approval, as described below.

     Investors' Costs and Expenses. We agreed to reimburse the principal investors for their costs and expenses, and the GE investors for up to $50,000 of their costs and expenses, in connection with the investment and the related transactions.

     Transaction Committee. Until the date of the final determination of the adjustment basket at the fourth anniversary of closing, approval of the following actions by the Transaction Committee (as defined below) is deemed to be approval by the entire board of directors:

     o an amendment, modification or waiver of rights by ACGL under the subscription agreement, the certificate of designation for the preference shares, the class A warrants or the shareholders agreement;
     o the enforcement of obligations of the investors under the above agreements; or
     o    approval of actions relating to the disposition of non-core assets.

     "Transaction Committee" means a committee of the board of directors consisting of persons who either (a) were members of our board of directors on October 22, 2001 and/or (b) were designated as members of the Transaction Committee by a person who was a member of our board of directors on October 22, 2001. The Transaction Committee currently consists of Robert Clements, Peter A. Appel, Michael P. Esposito, Jr., James J. Meenaghan and Robert F. Works.

Certificate of Designations for Preference Shares

     Set forth below is a summary of the material terms of the certificate of designations for the preference shares. You should read this summary in conjunction with the certificate, which was filed as an exhibit to our current report on Form 8-K filed with the SEC on January 4, 2002 and is incorporated herein by reference.

     Dividends. The holders of preference shares are entitled to receive dividends along with holders of our common shares, on an as-converted basis. Dividends are payable on each outstanding preference share on an as-converted basis. No dividends may be paid or declared on or with respect to our common shares prior to the declaration and payment of a dividend on or with respect to the preference shares. Dividends on the preference shares are non-cumulative.

     Ranking. The preference shares rank, with respect to dividends and upon liquidation, winding up or dissolution:

     o on a parity with those shares which, by the terms of our bye-laws or by such rights, preferences or limitations as fixed by the board of directors, are specifically entitled to share ratably with the preference shares, and
     o    senior to each other class or series of our shares.

Please see "-- Shareholders Agreement -- Restrictions on Dividends and Share Repurchases" for a description of a limitation on dividends on, and repurchases of, our common shares in the shareholders agreement.

     Conversion

     General. Each preference share is convertible at any time and from time to time at the option of the holder, initially, into one fully paid and nonassessable common share, subject to adjustment for certain events as described below under "-- Adjustments." In connection with the conversion of any preference shares, no fractional shares will be issued. Instead, we will pay a cash amount for such fractional interest based on the current market price of the common shares. Please see "-- Shareholders Agreement -- Restrictions on Conversion/Exercise" for a description of the limitation on conversion of the preference shares under the shareholders agreement.

     Mandatory Conversion. The preference shares will automatically convert into common shares following the later of: (a) shareholder approval of the proposals to be voted on at this special general meeting and the receipt of the Requisite Regulatory Approvals and (b) 90 days following the consummation of the purchase price adjustment to be performed at the fourth anniversary of closing (described above under "-- Subscription Agreement --Purchase Price Adjustments").

     Adjustments. The number of common shares into which each preference share is convertible is subject to adjustment from time to time in the event of:

     o    share splits or combinations of our common shares;

     o the declaration and payment of dividends on the common shares in additional common shares;
     o the distribution of indebtedness, securities or assets to holders of our common shares;
     o transactions in which our common shares are exchanged (either for different securities of our company or securities of a different company); or
     o offerings of our common shares, or securities convertible into or exercisable for common shares, at a price below the market value for our common shares at the time of issuance, subject to exceptions.

     Liquidation Preference. In the event of our voluntary or involuntary liquidation, dissolution or winding-up, or a reduction or decrease in our share capital resulting in a distribution of assets to the holders of any class or series of our shares, each holder of preference shares is entitled to payment out of our assets available for distribution of an amount equal to the liquidation preference of $21.00 per preference share held by such holder, plus all accumulated and unpaid dividends, before any distribution is made on any common shares. If, in the event of our voluntary or involuntary liquidation, dissolution or winding up or a reduction or decrease in our share capital, the amounts payable with respect to preference shares and parity shares are not paid in full, the holders of preference shares and the parity shares share equally and ratably in any distribution of share assets in proportion to the full liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

     Voting Rights. Each holder of preference shares is entitled to the number of votes equal to the number of whole common shares into which all of such holder's preference shares are convertible, with respect to all matters submitted for shareholder approval. Except as required by applicable Bermuda law or by the express terms of the preference shares, holders will vote together with holders of the common shares as a single class.

     The affirmative vote of the holders of at least a majority of the outstanding preference shares, voting with holders of shares of all other series of preference shares affected in the same way as a single class, is required to amend, repeal or change any provisions of the certificate of designations in any manner which would adversely affect, alter or change the powers, preferences or special rights of the preference shares and any such securities affected in the same way. However, the creation, authorization or issuance of any other class or series of shares or the increase or decrease in the amount of authorized shares of any such class or series or of the preference shares, or any increase, decrease or change in the par value of any class or series of shares (including the preference shares) do not require the consent of the holders of the preference shares and is not deemed to affect adversely, alter or change the powers, preferences and special rights of the preference shares. With respect to any matter on which the holders are entitled to vote as a separate class, each preference share is entitled to one vote.

     Notwithstanding the foregoing, the voting rights of the preference shares will be limited as follows:

     o Prior to receipt of approval for Proposal 2 and the Requisite Nasdaq Approval, if the votes conferred by the Controlled Shares (as defined in bye-law 45) of any person, including the preference shares held by that person, would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the vote of each preference share held by that person will be reduced by whatever amount is necessary so that after the reduction, the votes conferred by the Controlled Shares in question, including preference shares, constitutes 9.9% of the total voting power of all shares of the company entitled to vote generally at any election of directors.

     o Prior to receipt of the Requisite Nasdaq Approval, if the aggregate votes conferred by the preference shares then outstanding, together with any common shares issued upon conversion of any preference shares, or issued upon exercise of any class A warrants issued under the subscription agreements (including by operation of the anti-dilution adjustments in the class A warrants), or issued in cancellation of the class A warrants in connection with the subscription agreements (which together constitute the aggregate potential votes) would exceed 19.9% of the total votes entitled to be cast by the common shares issued and outstanding on November 19, 2001, then the vote of each preference share will be reduced proportionately (in relation to the total number of preference shares then outstanding) so that, after giving effect to such reduction, the aggregate potential votes do not exceed 19.9% of the total votes (it being understood that if both the provision in the preceding bullet point and the provisions of this bullet point apply, the reduction provisions of this bullet point shall be applied first).

     o Prior to the receipt of Requisite Regulatory Approval, if the votes conferred by common shares and preference shares beneficially owned by a given person would otherwise represent more than 9.9% of the voting power of all shares of the company entitled to vote generally at an election of directors, the vote of each preference share held by that person will be reduced by whatever amount is necessary so that after any reduction, the votes conferred by the common shares and preference shares beneficially owned by that person constitute 9.9% of the total voting power of all shares of the company entitled to vote generally at any election of directors.

In addition, until such time as any waiting period with respect to the acquisition of preference shares by Orbital Holdings, Ltd. and Insurance Private Equity Investors, L.P. required to expire under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including any extensions thereof, has expired or been terminated, the preference shares held by those purchasers will not have any votes with respect to the election of directors.

Class A Warrants

     Set forth below is a summary of the material terms of the class A warrants. You should read this summary in conjunction with the certificate for the class A warrants, the form of which was filed as an exhibit to our current report on Form 8-K filed with the SEC on January 4, 2002 and is incorporated herein by reference.

     General. Each class A warrant entitles the holder to purchase one common share for $20.00. The exercise price is subject to adjustments as discussed in greater detail below under "-- Anti-Dilution and Other Adjustments." The class A warrants will expire on September 19, 2002.

     Exercise of the Class A Warrants. Holders of the class A warrants may exercise their purchase rights under the class A warrants by making payment of the purchase price in cash or through a cashless exercise. Holders may effect a cashless exercise by (a) delivering common shares equivalent in value to the exercise price or (b) accepting a reduction in the number of common shares deliverable upon exercise of the class A warrant by an amount which would be equivalent in value to the exercise price. See "-- Shareholders Agreement -- Restrictions on Conversion/Exercise" for a description of the limitation on exercise of the class A warrants under the shareholders agreement.

     Anti-Dilution and Other Adjustments. The exercise price will be adjusted from time to time in order to prevent dilution. In addition, certain other adjustments will be made to the terms of the class A warrants upon extraordinary corporate events. Such anti-dilution and other adjustments include:

     o offerings of our common shares at a price below the market value of our common shares at the time of issuance will result in an adjustment to the exercise price under the class A warrants;

     o share splits or combinations of our common shares will result in an adjustment to the exercise price under the class A warrants;

     o a reorganization, reclassification, consolidation, merger or sale of assets may result in the substitution of other securities, cash or property upon exercise of the class A warrants; and

     o issuance of assets or debt securities or rights or warrants to purchase assets or securities by the company to its shareholders may result in an adjustment to the exercise price under the class A warrants.

     In addition, our board of directors may make such additional adjustments to the exercise price or other terms of the class A warrants in order to protect the rights of the holders of the class A warrants.

Shareholders Agreement

     At closing, we entered into a shareholders agreement with the investors. Set forth below is a summary of the material terms of the terms of the shareholders agreement. You should read this summary in conjunction with the agreement, which was filed as an exhibit to our current report on Form 8-K filed with the SEC on January 4, 2002 and is incorporated herein by reference.

     Board Representation. Following the closing, the Warburg Pincus investors exercised their right to designate one director to our board and the Hellman & Friedman investors exercised their right to designate one director to our board. Kewsong Lee is serving as the designee for the Warburg Pincus investors, and John L. Bunce, Jr. is serving as the designee for the Hellman & Friedman investors. Once the Requisite Regulatory Approval and the approvals of Proposal 1 and Proposal 2 have been obtained, we will increase the size of our board to 17 members and the Warburg Pincus investors will have the right to designate or nominate five additional directors and the Hellman & Friedman investors will have the right to designate or nominate two additional directors. Continued representation on our board of directors by the principal investors is based upon the amount of their retained investment in ACGL according to the following schedules:

                 Warburg Pincus Investors                                 Hellman & Friedman Investors
----------------------------------------------------------------------------------------------------------------------
           Percentage                 Minimum Number of                Percentage               Minimum Number of
           of Original                 Directors To Be                 of Original               Directors To Be
         Investment Held                  Nominated                  Investment Held                Nominated
----------------------------          -------------------          ------------------      ---------------------------
             > 75%                           6                           > 60%                         3
             -                                                           -
         60% < x < 75%                       5                       35% < x < 60%                     2
             -                                                           -
         45% < x < 60%                       4                       20% < x < 35%                     1
             -                                                           -
         30% < x < 45%                       3
             -
         20% < x < 30%                       2
             -
         10% < x < 20%                       1
             -

     Committees of the Board. As long as at least one Warburg Pincus representative is on the board, each board committee will include at least one Warburg Pincus representative, and as long as at least one Hellman & Friedman representative is on the board, each board committee will include at least one Hellman & Friedman representative. The foregoing is subject to any Nasdaq Stock Market or SEC restrictions applicable to the audit committee.

     Investor Protection Matters. Certain matters require approval by at least one Warburg Pincus director (if the Warburg Pincus investors hold at least 25% of their original investment in ACGL) and one Hellman & Friedman director (if the Hellman & Friedman investors hold at least 50% of their original investment in ACGL). Such matters include, among other things, subject to exceptions set forth in the subscription agreements:

     o any amendment to our organizational documents or the subscription agreement;
     o any change to our capital structure or the terms of our outstanding securities;
     o the declaration any dividend or other distribution on, or repurchase of, our securities;
     o the issuance of any securities or the grant of any preemptive or anti-dilutive rights to any holder of our securities, or the grant of registration rights with respect to any of our securities;
     o any amendment to any grants made under the Long Term Incentive Plan for New Employees (described below under "--Employment Arrangements");
     o    the incurrence of any material indebtedness;
     o    our entering into any interested party transactions;
     o    the acquisition of any material assets;
     o    the acquisition of equity interests in any other person;
     o any change in our independent auditors or any material change in any method of financial accounting or accounting practice (other than changes required under U.S. generally accepted accounting principles);
     o    any sale of material assets;
     o significant changes in compensation arrangements with any officer or key employee;
     o our liquidation, dissolution, or certain mergers or consolidations, sale of all or substantially all of our assets, or similar business combination;
     o entering into any transaction involving in excess of $1,000,000, or, if such transaction is in the ordinary course of business consistent with past practice, $5,000,000;
     o the approval of our annual plan, annual capital expenditure budget or the five-year plan of our company; or

     o the removal or appointment of a new chief executive officer or chairman.

Notwithstanding the required approvals described above, the shareholders agreement does not grant the principal investors any right or consent to the extent that such right would result in such party being deemed to "control" any of our insurance subsidiaries that are domiciled in any state in the United States, where the exercise of such control would otherwise require the prior approval of such state.

     The rights of the principal investors described above terminate upon the mandatory conversion of the preference shares described above under "-- Certificate of Designation for Preference Shares --Mandatory Conversion" or the earlier conversion of all preference shares in accordance with their terms.

     Special Board Meetings. We agreed to use best efforts (1) to cause a special meeting of the board to be called upon the request of at least three directors and (2) to cause to be submitted, at the 2002 annual general meeting of our shareholders, a proposal to amend our bye-laws so that a special meeting of the board may be called by three directors or a majority of the total number of directors (whichever is fewer), in addition to the chairman of the board and the president of ACGL.

     Voting. The investors agreed to vote all of their voting shares in favor of the proposals to be submitted for approval at this special general meeting and in favor of the proposal to approve the restricted share grant to Mr. Clements and the option grant to Mr. Pasquesi (each as described under "-- Interests of Certain Persons" below) to be submitted for approval at our next annual general meeting.

     Chairman. The principal investors agreed to take all actions necessary to cause Robert Clements to be duly elected as chairman of our board of directors for so long as he is willing and able to serve.

     Certain Transactions. The principal investors agreed that, for a period of two years after the closing, they will not, directly or indirectly, without the prior approval of a majority of directors who are not affiliated with either Warburg Pincus or Hellman & Friedman:

     o acquire securities or assets from us or any of our subsidiaries, except as specifically contemplated by the subscription agreements, the preference shares and the class A warrants,
     o engage in any "Rule 13e-3 transaction" (as such term is defined in Rule 13e-3(a)(3) under the Exchange Act) involving us, or
     o engage in any other transaction that would result in the compulsory acquisition of our common shares.

We and the principal investors have agreed to endeavor to include at all times two directors on our board who are not affiliated with either Warburg Pincus or Hellman & Friedman. The prior approval of a majority of such independent directors is required prior to any change to or elimination of these provisions.

     Registration Rights. The shareholders agreement also grants the investors registration rights described below.

     Demand Registration Rights. The principal investors have the right to request registration of their shares under the Securities Act, at any time and on not more than five separate occasions each for the Warburg Pincus investors, collectively, and the Hellman & Friedman investors, collectively, so long as the request covers common shares with a market value on the date of the request of at least $25.0 million.

     Piggy-Back Registration Rights. If at any time we propose to register any common shares under the Securities Act on our own behalf or on behalf of any of our shareholders (including pursuant to a demand registration as discussed above), we are required to give reasonably prompt written notice to each investor of our intention to do so and, upon request of any investor, but subject to limitations in some cases, include the investor's shares for registration.

     Registration Expenses. We agreed to bear all registration, filing and related fees (excluding underwriters' discounts or commissions) in connection with any registration and listing of any common shares pursuant the registration provisions described above.

     Indemnification; Contribution. We agreed to indemnify each investor and its officers, directors, employees and controlling persons, and each underwriter, its partners, officers, directors, employees and controlling persons, in any offering or sale of common shares, against certain liabilities in connection with these registered offerings. Each investor agreed to indemnify us and our officers, directors, employees and controlling persons, against certain liabilities in connection with these registered offerings. In the event that the indemnification provisions are unavailable, we and the investors agreed to contribute such amounts as are appropriate to reflect the relative fault of the parties.

     Tag Along/Drag Along Rights. In the event that a Warburg Pincus investor, a Hellman & Friedman investor or a GE investor proposes to transfer preference shares, class A warrants or common shares issued upon conversion or exercise of such securities to a third party, and the net proceeds of such sale are reasonably expected to exceed $50.0 million, other investors may have rights under the shareholders agreement to "tag along" in such sale. The following tag-along rights are provided for in the shareholders agreement:

     o The GE investors have tag-along rights only if (1) a Warburg Pincus investor is the seller or (2) a Hellman & Friedman investor is the seller and the Warburg Pincus investors also exercise their rights to tag along in the sale.

     o Farallon has tag-along rights only if (1) a Hellman & Friedman investor is the seller or (2) a Warburg Pincus investor is the seller and the Hellman & Friedman investors also exercise their rights to tag along in the sale.

     o Trident II has tag-along rights in the event that a Warburg Pincus investor or a Hellman & Friedman investor is the seller.

Any sale effected in the public markets (including by means of a "block trade" effected through any registered broker-dealer), or to any distribution to partners of any partnership in which a Warburg Pincus investor or a Hellman & Friedman investor, or any of their respective affiliates, is the general partner will not give rise to any tag-along rights.

     In the event that a Warburg Pincus investor and/or a Hellman & Friedman investor proposes to transfer preference shares, class A warrants or common shares issued upon conversion or exercise of such securities representing either 51% of the votes then entitled to be cast in the election of directors, or 51% of our then outstanding common shares (taking into account common shares issuable upon conversion of preference shares) in a transaction, or in a series of related transactions, to a single person or group, the Warburg Pincus investors and the Hellman & Friedman investors have the right to require that Trident II participate in such transaction on a ratable basis.

     Restrictions on Transfer. Each investor has agreed not to sell more than one-third of the shares purchased in its original investment until the earliest to occur of

     o    November 20, 2002,
     o the occurrence of any event that would cause our outstanding class B warrants to become exercisable, or
     o our completion of a registered public offering of common shares the net proceeds to us of which exceed $25.0 million.

     Restrictions on Conversion/Exercise. The investors agreed that the aggregate number of common shares issuable upon conversion of the preference shares or exercise of the class A warrants (including by operation of the anti-dilution provisions therein) issued under the subscription agreements will be limited to an amount that, together with the 140,380 common shares issued to Marsh & McLennan Risk Capital Holdings Ltd. on November 20, 2001 in cancellation of its existing class A warrants, is equal to 19.9% of the number or voting power of our common shares issued and outstanding prior to closing, unless and until we receive the Requisite Nasdaq Approval. The maximum amount that may be converted or exercised by any investor is equal to that investor's ratable portion of the total amount that may be converted or exercised by all investors. The investors agreed that they will require their transferees to agree to this restriction.

     Prior to receipt of the Requisite Regulatory Approval, the investors agreed not to convert any preference shares or exercise class A warrants issued under the subscription agreements unless all necessary approvals for the ownership of common shares issued upon such conversion or exercise have been obtained. In addition, each GE investor has agreed not to convert any preference shares or exercise any class A warrants until such time as any required waiting period under the HSR Act has expired or been terminated.

     Restrictions on Dividends and Share Repurchases. We agreed not to declare any dividend or make any other distribution on our common shares, and not to repurchase any common shares, until we have repurchased from the principal investors, on a pro rata basis based on the amount of each principal investor's retained investment in the company at the time of such repurchase, preference shares having an aggregate value of $250.0 million, at a per share price acceptable to the principal investors (subject to the exception described under "-- The Subscription Agreement -- Purchase Price Adjustments -- Final Adjustment").

     Termination. The shareholders agreement terminates upon the earlier to occur of:

     o    November 20, 2011; or

     o    mutual written agreement of us and the principal investors.

Employment Arrangements

     In connection with the transaction, Arch Reinsurance Ltd. appointed a new management team, consisting of Paul B. Ingrey, Dwight R. Evans and Marc Grandisson. In addition, we appointed John M. Pasquesi as executive vice chairman of ACGL. We also appointed Constantine Iordanou as chief executive of Arch Capital Group (U.S.) Inc. Set forth below is a summary of the material terms of the terms of the employment, restricted share and option agreements with each of Messrs. Ingrey, Evans, Grandisson, Pasquesi and Iordanou. You should read these summaries in conjunction with our new 2001 Long-Term Incentive Plan for New Employees (the "Incentive Plan") and the employment, restricted share and option agreements, which were filed as an exhibit to the registration statement on Form S-8 filed with the SEC on January 4, 2002, our quarterly report on Form 10-Q filed with the SEC on November 14, 2001 or our current report on Form 8-K filed with the SEC on January 4, 2002, and are incorporated herein by reference.

     Paul B. Ingrey, Dwight R. Evans and Marc Grandisson. Mr. Ingrey has been appointed to our board of directors and as chief executive officer of Arch Reinsurance Ltd. His employment agreement provides for an annual base salary of $750,000.

     Mr. Evans has been appointed president of Arch Reinsurance Ltd. His employment agreement provides for an annual base salary of $500,000.

     Mr. Grandisson has been appointed as senior vice president and chief actuary of Arch Reinsurance Ltd. His employment agreement provides for an annual base salary of $400,000.

     The annual base salary is subject to review annually for increase at the discretion of the board. The target rate for the annual cash bonus is 100% of the annual base salary. Messrs. Ingrey, Evans and Grandisson are eligible to receive annual cash bonuses and stock-based awards at the discretion of our board and to participate in our employee benefit programs. The initial term of each employment agreements ends on October 23, 2004, but we or the executive may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless we or the executive gives notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that if the employment of Mr. Ingrey, Mr. Evans or Mr. Grandisson is terminated without cause or for good reason before October 23, 2004, he will be entitled to receive an amount equal to his annual base salary.

     Each of Messrs. Ingrey, Evans and Grandisson agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of the company or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he gives notice of his intent not to extend his employment term in accordance with the employment agreement. In such case, we may extend the non-competition period to up to an additional six months following this one-year period if we pay his base salary for the additional six-month period. Each of Messrs. Ingrey, Evans and Grandisson also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with the company or induce any customer to cease doing business with us.

     On October 23, 2001, as inducements essential to their entering into employment agreements, we granted Messrs. Ingrey, Evans and Grandisson restricted shares and options under the Incentive Plan as set forth in the table below.

     Name                                   Options         Restricted Shares
     ----------------------------------     --------        -----------------
     Paul B. Ingrey....................      422,407             422,407
     Dwight R. Evans...................      100,000              50,000
     Marc Grandisson...................       37,500              12,500

     The options are exercisable at $20.00 per share and expire on October 23, 2011. For each of Messrs. Ingrey, Evans and Grandisson, one-third of his options vested and became exercisable at the closing of the investments, one-third will become exercisable on October 23, 2002 and the remaining one-third will become exercisable on October 23, 2003. If we terminate any of Messrs. Ingrey, Evans or Grandisson without cause, the terminated employee's options will remain exercisable (to the extent then exercisable) for 90 days following termination of employment (but not beyond the term of the option). In the event that any such employee ceases to be an employee due to death or permanent disability, all such employee's options will vest in full and remain exercisable for the remainder of the term of the option.

     The restricted shares will vest on October 23, 2004, in the case of Messrs. Ingrey and Evans, and on October 23, 2006, in the case of Mr. Grandisson. If any of Messrs. Ingrey or Evans is terminated due to his death or permanent disability, the restricted shares granted to such employee will vest based upon the following schedule:

                                                                Vested Amount
     Date of Termination                                      Upon Termination
     ---------------------------------------------------      ----------------
     Prior to first anniversary of grant date...........       1/3 of shares
     Prior to second anniversary of grant date, but
     after first anniversary of grant date..............       2/3 of shares
     After second anniversary of grant date.............         All shares

If Mr. Grandisson is terminated due to his death or permanent disability, the restricted shares granted to him will vest based upon the following schedule:

                                                               Vested Amount
     Date of Termination                                      Upon Termination
     ----------------------------------------------------     ----------------
     Prior to first anniversary of grant date............      1/5 of shares
     Prior to second anniversary of grant date, but
     after first anniversary of grant date...............      2/5 of shares
     Prior to third anniversary of grant date, but
     after second anniversary of grant date..............      3/5 of shares
     Prior to fourth anniversary of grant date, but
     after third anniversary of grant date...............      4/5 of shares
     After fourth anniversary of grant date..............        All shares

Any unvested shares will be forfeited if the employee otherwise terminates his service with us. Further, in the event that any of Messrs. Ingrey, Evans or Grandisson is terminated within two years after a change of control without cause or due to permanent disability or such employee terminates his employment for good reason, all of that employee's restricted shares will vest immediately upon such termination.

     John Pasquesi. Mr. Pasquesi has been appointed executive vice chairman of our company. Mr. Pasquesi's employment agreement provides for an annual base salary of $30,000. The term of the employment agreement ends on October 24, 2003, but we or Mr. Pasquesi may terminate his employment at any time. The agreement provides that if Mr. Pasquesi's employment is terminated without cause or for good reason before October 24, 2003, he will be entitled to receive an amount equal to six months of his monthly base salary, reduced by amounts he receives from other employment or self employment during such period. As an executive officer of the company, he is not entitled to any additional compensation for his service as a director of the company. Mr. Pasquesi agreed that he will not, for a period of two years following termination of employment, induce or attempt to induce any of our employees to leave his or her position with the company.

     On October 23, 2001, as an inducement essential to his entering into the employment agreement, we granted Mr. Pasquesi options under our Incentive Plan to purchase 375,473 common shares at an exercise price of $20.00 per share. These options will vest on October 23, 2003 and expire on October 23, 2011. If Mr. Pasquesi's employment is terminated without cause or for good reason or due to his death or permanent disability, these options will vest and be exercisable for the remainder of the option period. If he terminates his employment without good reason or his employment is terminated by us without cause his unvested options will be forfeited, and his vested options, to the extent then exercisable, may be exercised for the remainder of the option period.

     In addition, on October 23, 2001, in consideration for his providing structuring and advisory services to us in connection with the investment, we granted Mr. Pasquesi options to purchase 750,946 common shares at an exercise price of $20.00 per share. These options vested upon grant and expire on October 23, 2011. This grant of options to purchase 750,946 common shares will be rescinded if it is not approved by our shareholders prior to October 23, 2002. We will seek shareholder approval of this grant at our next annual general meeting, and the investors have committed to vote in favor of approval of these grants. Your approval of this grant is not being sought at this special general meeting.

     Constantine Iordanou. Mr. Iordanou has been appointed to our board of directors and as chief executive officer of Arch Capital Group (U.S.) Inc. As chief executive officer of Arch Capital Group (U.S.) Inc., Mr. Iordanou will be responsible for the general management and oversight of the U.S. insurance operations of Arch Capital Group (U.S.) Inc. and its affiliates.

     His employment agreement provides for an annual base salary of $1,000,000. His base salary is subject to review annually for increase at the discretion of the board of Arch Capital Group (U.S.) Inc. Mr. Iordanou is eligible to participate in an annual bonus plan on terms established from time to time by the board of Arch Capital Group (U.S.) Inc. and to participate in our employee benefit programs. The target rate for the annual cash bonus is 100% of his annual base salary.

     The initial term of Mr. Iordanou's employment agreement ends on December 20, 2006, but we or Mr. Iordanou may terminate his employment at any time. The agreement provides that it will be automatically extended for successive one-year periods after the initial five-year term unless either we or Mr. Iordanou gives at least 12 months notice of the intention not to renew.

     The agreement provides that if Mr. Iordanou's employment is terminated by his death, he will receive a prorated portion of his bonus that would have been paid for the year of his death and an amount equal to two times the sum of his base salary and target annual bonus payable in a lump sum. His agreement also provides that if his employment is terminated by permanent disability, he will receive a prorated portion of his bonus that would have been paid for the year in which he becomes disabled, as determined by the board, and an amount equal to 40% of his base salary payable in monthly installments during the period of his disability extending through the time period provided for the company's disability plan. The agreement further provides that if we terminate Mr. Iordanou's employment without cause or he resigns for good reason, he will receive a prorated portion of his bonus that would have been paid for the year of his termination and an amount equal to two times the sum of his base salary and target annual bonus payable over an 18-month period in equal monthly installments. Mr. Iordanou's major medical insurance coverage benefits pursuant to his employment agreement shall continue for 18 months after the date of termination in the event that (1) his employment ends due to death or permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason (or until such time as he has major medical insurance coverage under the plan of another employer). The agreement also provides that if Mr. Iordanou's employment is terminated by the company for cause or he resigns other than for good reason, he will receive an amount equal to his base salary through the date of termination.

     Mr. Iordanou has agreed that, during the employment period and for the period of 18 months after termination of employment, he will not compete with the businesses of the company or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Iordanou's employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving benefits under the company's major medical insurance coverage. Further, Mr. Iordanou has agreed to extend the non-competition period for a period of 18 months in the event of termination due to the expiration of the five-year term of his agreement if he is paid an amount equal to two times his base salary and annual target bonus (payable in equal monthly installments over that period) and he remains covered by the company's major medical insurance plan. Mr. Iordanou also agreed that he will not, for an 18-month period following his date of termination, induce or attempt to induce any of our employees to leave his or her position with the company or induce any customer to cease doing business with us.

     As inducements essential to his entering into his employment agreement, as of January 1, 2002, we granted Mr. Iordanou, under the Incentive Plan, 106,383 restricted shares as a signing bonus, 325,000 additional restricted shares and options to purchase 425,000 common shares at an exercise price equal to $23.50 per share.

     Mr. Iordanou's options expire on January 1, 2011. One-third of his options vested and became exercisable on the date of grant; one-third will become exercisable on January 1, 2002; and the remain-ing one-third will become exercisable on January 1, 2003. In the event that his employment terminates due to his death or permanent disability, all of Mr. Iordanou's options shall immediately vest and become exercisable. In the event that Mr. Iordanou is terminated for cause, all of his options will cease to exercisable and will be immediately forfeited. In the event that we terminate his employment other than for cause or he resigns for good reason, Mr. Iordanou's options will vest according to the schedule in the preceding paragraph and have a remaining term of three years following termination. In the event of termination for any other reason, all vested options held by Mr. Iordanou will remain exercisable for a period of 90 days from termination. To the extent that any of Mr. Iordanou's options have not vested at the time of his termination, the options will be forfeited.

     The restricted shares Mr. Iordanou received as a signing bonus will vest on December 31, 2002, and the remainder of his restricted shares will vest on December 31, 2006. In the event that his employment terminates due to his death or permanent disability, by the company without cause or he resigns for good reason, all of his restricted shares will immediately vest. In the case of such termination, however, the newly vested shares may not be transferred (1) in the case of restricted shares granted as a signing bonus, until December 31, 2002 and (2) in the case of all other restricted shares, until December 31, 2006. In the event of termination for any other reason, all restricted shares held by Mr. Iordanou will be forfeited.

Interests of Certain Persons

     Management Subscription. We entered into a management subscription agreement, pursuant to which certain members of management (or entities affiliated with them) agreed to purchase preference shares and class A warrants on the same economic terms as the principal investors. The management subscription agreement was filed as an exhibit to our quarterly report on Form 10-Q filed with the SEC on November 14, 2001 and is incorporated herein by reference.

     On November 20, 2001, each of the persons or entities listed purchased preference shares and class A warrants for the amount opposite his or its names set forth in the table below:

     Name                                                     Amount
     ------------------------------------------------------  -----------
     Sound View Partners LP (an entity affiliated with
       Robert Clements)....................................   $2,000,000
     Otter Capital LLC (an entity affiliated with
       John M. Pasquesi)...................................    7,500,000
     Peter A. Appel........................................    1,000,000
     Paul B. Ingrey........................................    2,000,000
     Dwight R. Evans.......................................      400,000
     Marc Grandisson.......................................      250,000
                                                            ------------
              Total........................................  $13,150,000
                                                             ===========

     Incentive Compensation for Management and Directors. Also in connection with the investments, certain directors and members of management were granted stock-based awards under our existing incentive compensation plans or otherwise, as described below. The restricted share and option agreements were filed as exhibits either to our quarterly report on Form 10-Q filed with the SEC on November 14, 2001 or our current report on Form 8-K filed with the SEC on January 4, 2002.

     Robert Clements. Mr. Clements, our chairman, was granted a total of 1,689,629 restricted shares. Of this total, 1,668,157 restricted shares were granted on October 23, 2001 and 21,472 restricted shares were granted on November 19, 2001. The restricted shares will vest in five equal annual installments commencing on October 23, 2002. However, if Mr. Clements' service as chairman is terminated by us or is not continued by us for any reason, or his service terminates due to his death or permanent disability, the restricted shares will vest in full upon such termination of service. Any unvested shares will be forfeited if Mr. Clements otherwise terminates his service with us. In addition, Mr. Clements has agreed that, in the event his service is terminated by us prior to the fifth anniversary of the date of grant, he will not compete with us during the period ending on the later of such fifth anniversary or one year following such termination of service. These grants to Mr. Clements will be rescinded if they are not approved by our shareholders prior to October 23, 2002. We will seek shareholder approval of these grants to Mr. Clements at our next annual general meeting, and the investors have committed to vote in favor of approval of these grants. Your approval of these grants is not being sought at this special general meeting.

     In connection with these transactions, we entered into a retention agreement with Mr. Clements, which replaced our existing retention and change in control agreement with Mr. Clements. Under the retention agreement, he will continue to receive compensation at an annual rate equal to one-half of the salary of ACGL's chief executive officer, payable in restricted shares that vest on January 1 of the following year. Mr. Clements will continue to be eligible to receive a cash bonus at the discretion of the compensation committee. If Mr. Clements's service as chairman of our board is terminated for any reason, he will be entitled to receive an amount equal to a prorated portion of his compensation for that year. In addition, a subsidiary of ACGL has agreed to make a loan of $13,530,000 to Mr. Clements, which will be used to pay income and self employment taxes, payable in April 2002, on the restricted shares granted to him on October 23, 2001. The loan will bear interest at the applicable federal rate and mature on the fifth anniversary of borrowing. If we terminate Mr. Clements' service as chairman of the board for cause, the loan will become immediately payable. Mr. Clements will receive additional compensation in cash in an amount sufficient to defray the interest cost. In addition, we have agreed to make gross-up payments to him in the event of certain tax liabilities. Mr. Clements agreed that, for a period of one year after termination of service, he will not induce or attempt to induce any of our employees to leave his or her position with the company. In connection with these arrangements, Mr. Clements waived his right to receive any non-employee director compensation. Mr. Clements' previous retention and change in control agreement provided that upon involuntary termination (other than for cause) or constructive termination within 24 months following a change in control, Mr. Clements would be entitled to a payment equal to 2.99 times the sum of his annual compensation plus his bonus for the previous year. This provision is no longer in effect.

     Peter Appel. Mr. Appel, our chief executive officer, was granted options to purchase a total of 422,407 common shares at an exercise price of $20.00 per share. Of these options, 50,000 vested and became exercisable upon grant; 172,407 will become vested and exercisable on the Vesting Date, and 200,000 will become vested on the Vesting Date and become exercisable on the later of (x) the Vesting Date and (y) the earliest of (i) our common shares trading at or above $30.00 per share for 20 out of 30 consecutive trading days, (ii) the occurrence of a change of control and (iii) the date on which no class B warrants are outstanding. "Vesting Date" means the earlier of (1) the date we have consummated the sale or other disposition or settlement of at least 50% of certain of our non-core assets and (2) October

23, 2002. If we terminate Mr. Appel's service as chief executive officer for any reason, his service terminates due to his death or permanent disability, or he terminates his service for good reason, any unvested options granted to Mr. Appel will vest in full upon such termination of service and continue to be exercisable for the remainder of the option period. In the event that Mr. Appel terminates his service without good reason, any vested options will continue to be, or become, exercisable for the remainder of the option period, but any unvested options will be forfeited. In addition, Mr. Appel has agreed that during the term of his employment and, in the event his service with us is terminated for any reason, for a period ending two years after his termination,
(1) he will not compete with any of our or our subsidiaries' insurance or reinsurance businesses as they exist on the date of his termination and (2) he will not induce or attempt to induce any of our employees to leave his or her position with the company.

     Debra O'Connor and Louis Petrillo. Mr. Petrillo was granted options to purchase 40,000 common shares and Ms. O'Connor was granted options to purchase 10,000 common shares. These options are exercisable at an exercise price of $20.00 per share. One-third of these options became exercisable at the closing, one-third will become exercisable on October 23, 2002 and the remaining one-third will become exercisable on October 23, 2003. If we terminate Mr. Petrillo or Ms. O'Connor without cause, the terminated employee's options will remain exercisable (to the extent then exercisable) for 90 days following termination of employment (but not beyond the option period). In the event that any such employee ceases to be an employee due to death or permanent disability, all such employee's options will vest in full and remain exercisable for the remainder of the option period.

     Directors. In addition, each current director of the company (other than Messrs. Clements and Appel), and Mr. Ian Heap, who recently resigned from the board, were granted options to purchase 15,000 common shares at an exercise price of $20.00 per share. These options vested upon grant and expire on October 23, 2011.

     Other. The restricted share awards and option grants for Messrs. Ingrey, Evans, Pasquesi and Iordanou are described under "--Employment Arrangements."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information available to us as of January 4, 2002 with respect to the ownership of our voting shares by (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares, (2) each director of ACGL, (3) each executive officer of ACGL and
(4) all of the directors and executive officers of ACGL as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

     Please note that this table addresses ownership of voting shares; it does not address the voting power of those shares, which, in some cases, is different than the percentages set forth below. See "The Special General Meeting -- Limitation on Voting" for a description of current limitations on voting rights in our bye-laws and in the certificate of designations for the preference shares and "Proposal 2 --Amendment to Bye-Law 45" for a description of how the limitations in our bye-laws are proposed to be amended.

                                                       Common Shares
---------------------------------------------------------------------------------------------------------------------------
                                             Before Receipt of Requisite       After Receipt of Requisite
                                                Nasdaq and Regulatory            Nasdaq and Regulatory
                                                    Approvals (1)                      Approvals
                                           -------------------------------   ----------------------------------------------
                                                 (I)             (II)            (III)             (IV)           (V)
                                              Number of                        Number of
                                            Common Shares     Rule 13d-3     Common Shares      Rule 13d-3    Fully-Diluted
                                             Beneficially     Percentage      Beneficially      Percentage     Percentage
Name and Address of Beneficial Owner          Owned (2)      Ownership (2)     Owned (2)      Ownership (2)        (3)
----------------------------------------   ---------------   -------------   --------------  --------------   -------------
Warburg Pincus (4)......................      1,514,327           8.8%           20,943,229          57.2%         34.1%
    c/o 466 Lexington Avenue
    New York, New York  10017

H&F Corporate Investors IV  (Bermuda),          842,655           5.1            11,636,491        42.7           18.9
    Ltd. (5)............................
    c/o A.S.&K. Services Ltd.
    41 Cedar Avenue
    Hamilton HM 12, Bermuda

Insurance Private Equity Investors, L.L.C.      186,951           1.2             2,585,583        14.2            4.2
    (6).................................
    3003 Summer Street
    Stamford, CT  06905

EQSF Advisers, Inc. and
    M.J. Whitman Advisers, Inc. (7).....      2,235,680          14.3           2,235,680          14.3            3.6
    767 Third Avenue
    New York, New York  10017

Marsh & McLennan Risk Capital Holdings,
    Ltd. (8)............................      1,542,963           9.8          1,632,231           10.4            2.7
    1166 Avenue of the Americas
    New York, New York  10036


                                      -30-

                                                       Common Shares
---------------------------------------------------------------------------------------------------------------------------
                                             Before Receipt of Requisite       After Receipt of Requisite
                                                Nasdaq and Regulatory            Nasdaq and Regulatory
                                                    Approvals (1)                      Approvals
                                           -------------------------------   ----------------------------------------------
                                                 (I)             (II)            (III)             (IV)           (V)
                                              Number of                        Number of
                                            Common Shares     Rule 13d-3     Common Shares      Rule 13d-3    Fully-Diluted
                                             Beneficially     Percentage      Beneficially      Percentage      Percentage
Name and Address of Beneficial Owner          Owned (2)      Ownership (2)     Owned (2)      Ownership (2)        (3)
----------------------------------------   ---------------   -------------   --------------  --------------   -------------

Trident II, L.P. (9)....................        123,910           0.8             1,713,681         9.9            2.8
    Craig Appin House
    8 Wesley Street
    Hamilton HM 11
    Bermuda

The Trident Partnership, L.P. (10)......      1,636,079           9.6           1,636,079           9.6            2.7
    Craig Appin House
    8 Wesley Street
    Hamilton, HM11, Bermuda

Farallon Partners, L.L.C. (11)..........         93,476           0.6           1,292,791           7.6            2.1
    One Maritime Plaza
    Suite 1325
    San Francisco, CA  94111

Artisan Partners Limited Partnership (12)     1,168,000           7.5           1,168,000           7.5            1.9
    1000 North Water Street, #1770
    Milwaukee, Wisconsin  53202

Beck, Mack & Oliver LLC (13)............      1,121,100           7.2           1,121,100           7.2            1.8
    330 Madison Avenue
    New York, New York  10017

Steinberg Asset Management Co., Inc. (14)     1,082,554           6.9           1,082,554           6.9            1.8
    12 East 49th Street
    New York, New York  10017

Franklin Resources, Inc. (15)...........        842,700           5.4             842,700           5.4            1.4
    777 Mariners Island Boulevard
    San Mateo, California  94404

Crabbe Huson Group, Inc. (16)...........        809,887           5.2             809,887           5.2            1.3
    121 SW Morrison, Suite 1400
    Portland, Oregon  97204

Robert Clements (17)....................      2,219,806          13.9           2,315,751          14.4            4.0

Peter A. Appel (18).....................        454,434           2.8             502,406           3.1            1.4

John L. Bunce, Jr. (19).................        842,655           5.1          11,636,491          42.7           19.0


                                      -31-

                                                       Common Shares
---------------------------------------------------------------------------------------------------------------------------
                                             Before Receipt of Requisite       After Receipt of Requisite
                                                Nasdaq and Regulatory            Nasdaq and Regulatory
                                                    Approvals (1)                      Approvals
                                           -------------------------------   ----------------------------------------------
                                                 (I)             (II)            (III)             (IV)           (V)
                                              Number of                        Number of
                                            Common Shares     Rule 13d-3     Common Shares      Rule 13d-3    Fully-Diluted
                                             Beneficially     Percentage      Beneficially      Percentage      Percentage
Name and Address of Beneficial Owner          Owned (2)      Ownership (2)     Owned (2)      Ownership (2)       (3)
----------------------------------------   ---------------   -------------   --------------  --------------   -------------

Michael P. Esposito, Jr. (20)...........         29,472             *              29,472             *              *

Paul B. Ingrey (21).....................        570,687           3.6             666,632           4.2            1.5

Constantine Iordanou (22)...............        573,049           3.6             573,049           3.6            1.4

Kewsong Lee (23)........................      1,515,690           8.8          20,944,592          57.2           34.1

James J. Meenaghan (24).................         17,113             *              17,113             *              *

John M. Pasquesi (25)...................        778,989           4.7           1,138,784           6.8            2.5

Robert F. Works (26)....................         23,972             *              23,972             *              *

Dwight R. Evans (27)....................         84,829             *             104,017             *              *

Debra M. O'Connor (28)..................         72,319             *              72,319             *              *

Louis T. Petrillo (29)..................         70,131             *              70,131             *              *

All directors and executive officers
    (13 persons)........................      7,253,146          36.4%         38,094,730            75.0%         64.5%

                                    Series A Convertible Preference Shares
------------------------------------------------------------------------------------------------------------
                                                            (VI)                            (VII)
                                                Number of Preference Shares              Rule 13d-3
Name and Address of Beneficial Owner              Beneficially Owned (30)         Percentage Ownership (30)
-------------------------------------------     ----------------------------      --------------------------
Warburg Pincus (4).........................              18,939,311                            53.1%

H&F Corporate Investors IV (Bermuda),
    Ltd. (5)...............................              10,521,839                           29.5

Insurance Private Equity Investors, L.L.C. (6)            2,338,186                            6.6

Robert Clements (17).......................                  93,527                              *

Peter A. Appel (18)........................                  46,763                              *

John L. Bunce, Jr. (19)....................              10,521,839                           29.5


                                      -32-

                                    Series A Convertible Preference Shares
------------------------------------------------------------------------------------------------------------
                                                            (VI)                            (VII)
                                                Number of Preference Shares              Rule 13d-3
Name and Address of Beneficial Owner              Beneficially Owned (30)         Percentage Ownership (30)
-------------------------------------------     ----------------------------      --------------------------

Michael P. Esposito, Jr....................                       0                              0

Paul B. Ingrey (21)........................                  93,527                              *

Constantine Iordanou.......................                       0                              0

Kewsong Lee (23)...........................              18,939,311                           53.1

James J. Meenaghan.........................                       0                              0

John M. Pasquesi (25)......................                 350,728                            1.0

Robert F. Works............................                       0                              0

Dwight R. Evans (27).......................                  18,705                              *

Debra O'Connor.............................                       0                              0

Louis T. Petrillo..........................                       0                              0

All directors and executive officers
    (13 persons)...........................              30,064,400                           84.2%

---------------

*    Denotes beneficial ownership of less than 1.0%.

(1) Gives effect to the limitation on conversion of preference shares and exercise of class A warrants issued under the subscription agreements. See "The Investment -- Shareholders Agreement -- Restrictions on
     Conversion/Exercise."

(2) Pursuant to Rule 13d-3 promulgated under the Exchange Act, amounts shown include common shares that may be acquired by a person within 60 days of the date hereof. Therefore, columns (II) and (IV) have been computed based on (a) 15,641,958 common shares actually outstanding as of January 4, 2002 and (b) common shares that may be acquired within 60 days of the date hereof upon the exercise of options and warrants and conversion of preference shares held by the person whose Rule 13d-3 Percentage Ownership of Common Shares is being computed. Each preference share is convertible into one common share, subject to adjustments and the aforementioned limitation on conversion. The preference shares are mandatorily convertible under certain circumstances. See "The Investment -- Certificate of Designations for Preference Shares -- Conversion." Under the subscription agreements, the purchase price for the preference shares is subject to certain adjustments, which may result in the issuance of additional preference shares and class A warrants to the purchasers. For a description of the adjustments, see "The Investment -- Subscription Agreement -- Purchase Price Adjustments."

(3) Amounts shown under column (V) in the above table have been computed based on (a) 15,641,958 common shares actually outstanding as of January 4, 2002 and, (b) common shares that may be acquired upon the exercise of all outstanding options and warrants and conversion of all preference shares, whether or not such options and warrants are exercisable within 60 days and without giving effect to any limitation on conversion of preference shares or exercise of class A warrants issued under the subscription agreements. As of January 4, 2002, there were outstanding (i) class A warrants to purchase an aggregate of 5,401,707 common shares, (ii) class B warrants to purchase an aggregate of 150,000 common shares, (iii) options to purchase an aggregate of 4,525,811 common shares and (iv) 35,687,735 pref-erence shares. The class A warrants are currently exercisable at $20 per share and expire on September 19, 2002. The class B warrants are exercisable at $20 per share at any time after our common shares have traded at or above $30 per share for 20 out of 30 consecutive trading days or a change of control has occurred and expire on September 19, 2005. See note (2) for a description of the preference shares.

(4) The security holders are Warburg Pincus (Bermuda) Private Equity VIII, L.P. ("WP VIII Bermuda"), Warburg Pincus (Bermuda) International Partners, L.P. ("WPIP Bermuda"), Warburg Pincus Netherlands International Partners I, C.V. ("WPIP Netherlands I") and Warburg Pincus Netherlands International Partners II, C.V. ("WPIP Netherlands II"). Warburg Pincus (Bermuda) Private Equity Ltd. ("WP VIII Bermuda Ltd.") is the sole general partner of WP VIII Bermuda. Warburg Pincus (Bermuda) International Ltd. ("WPIP Bermuda Ltd.") is the sole general partner of WPIP Bermuda. Warburg, Pincus & Co. ("WP") is the sole general partner of WPIP Netherlands I and WPIP Netherlands II. WP VIII Bermuda, WPIP Bermuda, WPIP Netherlands I and WPIP Netherlands II are managed by Warburg Pincus LLC ("WP LLC"). The foregoing is based on a
     Schedule 13D and a Form 3 dated November 30, 2001 filed with the SEC by these entities. Amounts in columns (I), (II), (III), (IV) and (V) reflect common shares issuable upon conversion of preference shares or exercise of class A warrants issued under the subscription agreements.

(5) The security holders are HFCP IV (Bermuda), L.P. ("HFCP IV Bermuda"), H&F International Partners IV-A (Bermuda), L.P. ("HFIP IV-A Bermuda"), H&F International Partners IV-B (Bermuda), L.P. ("HFIP IV-B Bermuda") and H&F Executive Fund IV (Bermuda), L.P. ("HFEF Bermuda," and together with HFCP IV Bermuda, HFIP IV-A Bermuda and HFIP IV-B Bermuda, the "H&F Funds"). H&F Investors IV (Bermuda), L.P. ("HFI IV Bermuda") is the sole general partner of the H&F Funds. H&F Corporate Investors IV (Bermuda) Ltd. ("HFCI Bermuda") is the sole general partner of HFI IV Bermuda. HFI IV Bermuda may be deemed to control the H&F Funds. The foregoing is based on a Schedule 13D and a Form 3 dated November 30, 2001 filed with the SEC by these entities. Amounts in columns (I), (II), (III), (IV) and (V) reflect (a) common shares issuable upon conversion of preference shares or exercise of class A warrants issued under the subscription agreements, (b) 1,263 common shares owned by Mr. Bunce for the benefit of these entities and (c) 100 common shares issuable upon exercise of currently exercisable options held by Mr. Bunce for the benefit of these entities.

(6) Insurance Private Equity Investors, L.L.C. ("Insurance") is a wholly owned subsidiary of General Electric Pension Trust ("GEPT"), which is an employee benefit plan for the benefit of employees of General Electric Company ("GE"). GE Asset Management Incorporated ("GEAM"), a wholly owned subsidiary of GE, acts as manager of Insurance and as investment manager of GEPT. Insurance, GEPT and GEAM may be deemed to share beneficial ownership. Excludes securities held by Orbital Holdings, Ltd., which is an indirect wholly owned subsidiary of GE, as to which Insurance, GEPT and GEAM disclaim beneficial ownership. Based on a Schedule 13D filed on November 30, 2001 by these entities. Amounts in columns (I), (II), (III), (IV) and
     (V) reflect common shares issuable upon conversion of preference shares or exercise of class A warrants issued under the subscription agreements.

(7) Based upon a Schedule 13G/A dated July 10, 2001, filed with the SEC jointly by EQSF Advisers, Inc. and M.J. Whitman Advisers, Inc. ("MJWA"), each an investment advisor, and Martin J. Whitman. In the Schedule 13G/A, EQSF reported that it has sole voting power and sole dispositive power with respect to 1,113,300 common shares and MJWA reported that it has sole dispositive power with respect to 1,122,380 common shares and sole voting power with respect to 1,190,305 common shares.

(8) Amounts reflect common shares issuable upon conversion of preference shares or exercise of class A warrants issued under the subscription agreements and 1,536,005 common shares owned directly by MMRCH. The preference shares and class A warrants are held by Marsh & McLennan Capital Professionals Fund, L.P. and Marsh & McLennan Employees' Securities Company, L.P., which are beneficially owned by employees of Marsh & McLennan, Inc. A subsidiary of MMRCH is the sole general partner of these funds.

(9) Amounts reflect common shares issuable upon conversion of preference shares or exercise of class A warrants issued under the subscription agreements.

(10) Amounts in columns reflect (a) 250,000 common shares owned directly by The Trident Partnership, L.P. and (b) 1,386,079 common shares issuable upon the exercise of class A warrants held by The Trident Partnership, L.P. Based upon a Schedule 13D dated March 27, 1998, filed with the SEC by The Trident Partnership, L.P.

(11) The security holders are Farallon Capital Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P and RR Capital Partners, L.P. Farallon Partners, L.L.C. is the sole general partner of each of these holders. Amounts in columns (I),
     (II), (III), (IV) and (V) reflect common shares issuable upon conversion of preference shares or exercise of class A warrants issued under the subscription agreements.

(12) Based upon a Schedule 13G dated February 9, 2001, filed with the SEC by Artisan Partners Limited Partnership and certain of its affiliates (collectively, "Artisan"). In the Schedule 13G, Artisan reported that it has sole voting power and sole dispositive power with respect to 1,168,000 common shares beneficially owned by one or more discretionary clients of Artisan.

(13) Based upon a Schedule 13G dated January 18, 2001, filed with the SEC by Beck, Mack & Oliver LLC, an investment advisor. In the Schedule 13G, Beck reported that it has shared dispositive power with respect to 1,121,100 common shares beneficially owned by its clients.

(14) Based upon a Schedule 13G dated February 14, 2001, filed with the SEC jointly by Steinberg Asset Management Co., Inc. ("SAMC"), an investment advisor, and Michael A. Steinberg & Co., Inc., a broker-dealer. In the
     Schedule 13G, SAMC reported that it has sole voting power with respect to 572,800 common shares and sole dispositive power with respect to 1,082,554 common shares, and Steinberg & Co. reported that it has sole dispositive power with respect to 2,500 common shares.

(15) Based upon a Schedule 13G dated January 26, 2001, filed with the SEC by Franklin Resources, Inc. and certain of its affiliates (collectively, "FRI"). In the Schedule 13G, FRI reported that it has sole voting power and sole dispositive power with respect to 842,700 common shares beneficially owned by one or more managed accounts which are advised by investment advisory subsidiaries of FRI.

(16) Based upon a Schedule 13G dated February 3, 2000, filed with the SEC by the Crabbe Huson Group, Inc., an investment advisor. In the Schedule 13G, Crabbe Huson reported that it has shared voting power with respect to 774,287 common shares and shared dispositive power with respect to 809,887 common shares beneficially owned by its clients.

(17) Amounts in columns (I), (II), (III) and (IV) reflect (a) 1,810,600 common shares owned directly by Mr. Clements (including 1,696,911 restricted shares, which are subject to vesting), (b) 200,000 common shares issuable upon exercise of class A warrants owned directly by Mr. Clements, (c) 107,125 common shares issuable upon exercise of currently exercisable options owned directly by Mr. Clements, (d) 55,000 common shares owned by Taracay Investors, (e) 39,603 common shares issuable upon exercise of class A warrants owned by Taracay Investors and (f) common shares issuable upon conversion of preference shares or exercise of class A warrants owned by Sound View Partners, L.P. Amount in column (V) includes 107,198 common shares issuable upon exercise of class B warrants, which are not currently exercisable within 60 days of the date hereof. Taracay Investors is a general partnership, the general partners of which consist of Mr. Clements and members of his family and the managing partner of which is Mr. Clements. Mr. Clements is the general partner of Sound View.

(18) Amounts in columns (I), (II), (III) and (IV) reflect (a) 134,895 common shares owned directly by Mr. Appel, (b) 315,800 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares or exercise of class A warrants. Amount in column (V) includes 372,407 common shares issuable upon exercise of stock options that are not likely to become exercisable within 60 days of the date hereof.

(19) Amounts reflect securities held by or the benefit of the entities listed in note (5). Mr. Bunce is a member of an investment committee of HFCI Bermuda which has investment discretion over the securities held by the H&F Funds. Mr. Bunce is a 9.9% shareholder of HFCI Bermuda. All shares indicated as owned by Mr. Bunce are included because he is a member of our board and is affiliated with HFCI Bermuda. Mr. Bunce may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange
     Act) in an indeterminate portion of the shares beneficially owned by the H&F Funds. Mr. Bunce disclaims beneficial ownership of all shares owned by the H&F Funds, except to the extent of his indirect pecuniary interest in the issuer held through the H&F Funds. Based on a Form 3 dated November 30, 2001 filed with the SEC by Mr. Bunce.

(20) Amounts reflect 9,672 common shares owned directly by Mr. Esposito and 19,800 common shares issuable upon exercise of currently exercisable options.

(21) Amounts in columns (I), (II), (III) and (IV) reflect (a) 422,407 restricted shares (all of which are subject to vesting), (b) 140,802 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares or exercise of class A warrants. Amount in column (V) includes 281,605 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(22) Amounts in columns (I), (II), (III) and (IV) reflect (a) 431,383 restricted shares (all of which are subject to vesting) and (b) 141,666 common shares issuable upon exercise of currently exercisable options. Amount in column
     (V) includes 283,334 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(23) Amounts reflect (a) securities held by the entities listed in note (4), (b) 1,263 common shares owned directly by Mr. Lee and (c) 100 common shares issuable upon exercise of currently exercisable options. Mr. Lee is a general partner of WP, a managing director and member of WP LLC and a beneficial owner of certain shares of capital stock of WP VIII Bermuda Ltd. and WPIP Bermuda Ltd. All shares indicated as owned by Mr. Lee are included because he is a member of our board and is affiliated with these Warburg Pincus entities. Mr. Lee may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares owned by WP VIII Bermuda, WPIP Bermuda, WPIP Netherlands I and WPIP Netherlands II. Mr. Lee disclaims beneficial ownership of all shares owned by these Warburg Pincus entities. Based on a Form 3 dated November 30, 2001 filed with the SEC by Mr. Lee.

(24) Amounts reflect 1,813 common shares owned directly by Mr. Meenaghan and 15,000 common shares issuable upon exercise of currently exercisable options.

(25) Amounts in columns (I), (II), (III) and (IV) reflect (a) 750,946 common shares issuable upon exercise of currently exercisable options and (b) common shares issuable upon conversion of preference shares or exercise of class A warrants. Amount in column (V) includes 375,473 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(26) Amounts reflect 5,672 common shares owned directly by Mr. Works and 18,300 common shares issuable upon exercise of currently exercisable options.

(27) Amounts in columns (I), (II), (III) and (IV) reflect (a) 50,000 restricted shares (all of which are subject to vesting), (b) 33,333 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares or exercise of class A warrants. Amount in column (V) includes 66,667 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(28) Amounts in columns (I) and (II) reflect (a) 14,986 common shares owned directly by Ms. O'Connor and (b) 57,333 common shares issuable upon exercise of currently exercisable options. Amounts exclude 6,667 common shares issuable upon exercise of options that are not currently exercisable within 60 days hereof.

(29) Amounts in columns (I) and (II) reflect (a) 8,998 common shares owned directly by Mr. Petrillo and (b) 61,133 common shares issuable upon exercise of currently exercisable options. Amounts exclude 26,667 common shares issuable upon exercise of options that are not currently exercisable within 60 days hereof.

(30) Under the subscription agreements, the purchase price for the preference shares is subject to certain adjustments, which may result in the issuance of additional preference shares to the purchasers. For a description of the adjustments, please see "The Investment -- Subscription Agreement -- Purchase Price Adjustments."

                           CERTAIN TAX CONSIDERATIONS

     This discussion summarizes certain U.S. federal income tax considerations that arise in connection with the investment in our company by the principal investors and the proposed amendments to bye-law 45. The discussion deals only with persons that are "U.S. Holders" (as defined below) and that hold our common shares as capital assets. This summary does not address the tax treatment of the investment or the proposed amendments under applicable state or local tax laws or the laws of any jurisdiction other than the United States. In addition, this summary does not address federal alternative minimum tax consequences and does not address all aspects of U.S. federal income taxation that may be applicable to holders of common shares in light of their particular circumstances, or to holders subject to special treatment under U.S. federal income tax law, including the following:

     o banks, securities dealers, financial institutions, mutual funds, insurance companies, expatriates or tax-exempt organizations;


     o holders who are holding shares as part of a hedging or larger integrated financial or conversion transaction;


     o    a holder who owns 50% or more of our shares by vote or value;


     o holders whose functional currency is a currency other than the U.S. dollar; and


     o holders who are holding shares pursuant to selected retirement plans, pursuant to the exercise of employee stock options or otherwise as compensation.

     This discussion is based on current provisions of the U.S. Internal Revenue Code (the "Code"), current and proposed U.S. Treasury regulations, and administrative and judicial interpretations of the Code and the regulations as of the date of this proxy statement, all of which are subject to change or reinterpretation by the Treasury or courts, possibly on a retroactive basis. Holders of our common shares should note that no rulings have been or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed in this proxy statement. Holders of our common shares are urged to consult with their own tax advisors as to the tax consequences to them of owning common shares.

     For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of common shares that, for U.S. federal income tax purposes, is (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if either
(a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (b) the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

     In the case of a U.S. Holder that is a partnership, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common shares, you should consult your tax advisor.

Taxation of the Company

     Personal Holding Company Rules. Whether or not the proposed changes to bye-law 45 are approved, we and one or more of our subsidiaries could be or become a personal holding company (a "PHC") for U.S. federal income tax purposes. A corporation will not be classified as a PHC in a given taxable year unless at some time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the corporation's shares by value and at least 60% of the adjusted ordinary gross income of the corporation for such taxable year consists of PHC income (as defined in Section 543 of the Code). For purposes of the 50% share ownership test, all of our common shares owned by an investment partnership will be attributed to each of its partners, if any, who are individuals.

     We will use reasonable best efforts to cause us and each of our subsidiaries not to satisfy the gross income requirement set forth in Section 542(a) of the Code. If, however, we or any of our subsidiaries are or were to become a PHC in a given taxable year, such company would be subject to PHC tax (at the highest marginal rate on ordinary income applicable to individuals) on its "undistributed PHC income" (which, in our case and the case of our foreign subsidiaries, would include only PHC income that is from U.S. sources and foreign source income to the extent that such income is effectively connected with the conduct of a trade or business in the U.S.). PHC income generally would not include underwriting income or, in our case and the case of our foreign subsidiaries, investment income derived from non-U.S. sources or dividends received from non-U.S. subsidiaries. If we or any of our subsidiaries are or become a PHC, there can be no assurance that the amount of PHC income would be immaterial.

     There can be no assurance that we and each of our subsidiaries are not or will not become a PHC because of factors including legal and factual uncertainties regarding the application of the PHC rules, the makeup of our shareholder base and other circumstances that affect the application of the PHC rules to us and our subsidiaries.

Taxation of Our Shareholders

     Controlled Foreign Corporation Rules. Under the proposed amendments to bye-law 45, the 9.9% voting restriction applicable to the Controlled Shares of a U.S. Person (as defined in the proposed amendment) generally would not apply to the principal investors. As a result of certain attribution rules, we believe, therefore, that we and our foreign subsidiaries would each become a controlled foreign corporation (a "CFC"). That status as a CFC would not cause us or any of our subsidiaries to be subject to U.S. federal income tax. Such status also would have no adverse U.S. federal income tax consequences for any U.S. Holder that is considered to own less than 10% of the total combined voting power of our common shares or those of our foreign subsidiaries. Only U.S. Holders that are considered to own 10% or more of the total combined voting power of our common shares or those of our foreign subsidiaries (taking into account common shares actually owned by such U.S. Holder as well as common shares attributed to such U.S. Holder under the Code or the regulations thereunder) (a "10% U.S. Voting Shareholder") would be affected by our status as a CFC. Our bye-laws are intended to prevent any U.S. Holder from being considered a 10% U.S. Voting Shareholder by limiting the votes conferred by the Controlled Shares (as defined in our bye-laws) of any U.S. Person to 9.9% of the total voting power of all our shares entitled to vote. However, because the principal investors under the proposed bye-laws generally would be entitled to vote their directly owned common shares in full, a U.S. Holder that is attributed (under the Code or the regulations thereunder) common shares owned by the principal investors may be considered a 10% U.S. Voting Shareholder. As long as we are a CFC, a U.S. Holder that is considered a 10% U.S. Voting Shareholder will be subject to current U.S. federal income taxation (at ordinary income tax rates) to the extent of all or a portion of the undistributed earnings and profits of us and our subsidiaries attributable to "subpart F income" (including certain insurance premium income and investment income) and may be taxable at ordinary income tax rates on any gain realized on a sale or other disposition (including by way of repurchase or liquidation) of our common shares to the extent of the current and accumulated earnings and profits attributable to such shares.

     While our bye-laws are intended to prevent any member from being considered a 10% U.S. Voting Shareholder (except as described above), there can be no assurance that a U.S. Holder will not be treated as a 10% U.S. Voting Shareholder, by attribution or otherwise, under the Code or any applicable regulations thereunder.

     Foreign Personal Holding Company Rules. Whether or not the proposed changes to bye-law 45 are approved, we and one or more of our subsidiaries could be or become a foreign personal holding company (an "FPHC") for U.S. federal income tax purposes. A foreign company will not be classified as an FPHC unless, at some time during the taxable year at issue, five or fewer individuals who are U.S. citizens or residents own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of all classes of its shares measured by voting power or value and at least 60% (or in general 50% for any year after the first year that a corporation is an FPHC) of its gross income is FPHC income (as defined in Section 553 of the Code) (generally including passive income such as dividends, interest and gains from the sale of stocks and securities). For purposes of the share ownership test, all of our common shares owned by an investment partnership will be attributed to each of its partners, if any, who are individuals.

     We will use reasonable best efforts to cause us and each of our subsidiaries not to satisfy the gross income requirement set forth in Section 552 of the Code. If, however, we or any of our subsidiaries are or were to become an FPHC, a portion of such company's "undistributed foreign personal holding company income" (as defined in the Code) would be imputed to all of our U.S. Holders. Such income would be taxable as a dividend, even if no cash dividend were actually paid. In such event, subsequent cash distributions would first be treated as a tax-free return of any previously taxed and undistributed amounts. In addition, if we or any of our subsidiaries are or become an FPHC in any year, the heirs or estate of any individual U.S. Holder who dies in the immediately following year (whether or not we or any of our subsidiaries are an FPHC in such year) would not be entitled to a "step-up" in the basis of the common shares which might otherwise be available under U.S. income tax laws.

     There can be no assurance that we and each of our subsidiaries are not or will not become an FPHC because of factors including legal and factual uncertainties regarding the application of the FPHC rules, the makeup of our shareholder base and other circumstances that could affect the application of the FPHC rules to us and our subsidiaries. If we or any of our subsidiaries are or were to become an FPHC, such company would not be subject to the PHC rules described above.

     Passive Foreign Investment Companies. Sections 1291 through 1298 of the Code contain special rules applicable with respect to foreign corporations that are "passive foreign investment companies"

("PFICs"). In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes "passive income" or 50% or more of its assets produce passive income. If we were to be characterized as a PFIC, U.S. Holders would be subject to a penalty tax at the time of their sale of (or receipt of an "excess distribution" with respect to) their common shares. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxable in equal portions throughout the holder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

     The PFIC statutory provisions contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business. . . ." This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. The PFIC statutory provisions contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the stock. While no explicit guidance is provided by the statutory language, we believe that under the look-through rule we would be deemed to own the assets and to have received the income of our subsidiaries directly for purposes of determining whether we qualify for the aforementioned insurance exception. We believe that our interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of PFIC provisions; there can, of course, be no assurance as to what positions the IRS or a court might take in the future. We will use reasonable best efforts to cause us and each of our subsidiaries not to constitute a PFIC within the meaning of Section 1297 of the Code.

     No regulations interpreting the substantive PFIC provisions have yet been issued. Each U.S. Holder should consult his tax advisor as to the effects of these rules.

            PROPOSAL 1 -- APPROVAL OF ISSUANCE OF COMMON SHARES UPON
                 CONVERSION OF PREFERENCE SHARES AND EXERCISE OF
           CLASS A WARRANTS AND FULL VOTING POWER OF PREFERENCE SHARES

Purpose and Effect of Shareholder Approval

     Our common shares are traded on the Nasdaq Stock Market. Rule 4350(i) of the National Association of Securities Dealers Inc. requires that companies whose securities are traded on the Nasdaq Stock Market obtain shareholder approval before issuing securities under certain circumstances. Under this rule, we generally may not, except in a public offering, issue or sell common shares, or securities convertible into or exercisable for common shares, equal to 20% or more of our common shares outstanding before the issuance or 20% or more of the voting power outstanding before the issuance for a price less than the greater of the book or market value of our common shares.

     On November 20, 2001, we issued:

     o 35,687,735 series A convertible preference shares and 3,776,025 class A warrants under the subscription agreements; and

     o 140,380 common shares to Marsh & McLennan Risk Capital Holdings Ltd. in exchange for cancellation of its existing class A warrants.

Immediately prior to these issuances, there were 15,044,507 common shares issued and outstanding (including restricted shares granted under the Long-Term Incentive Plan for New Employees).

     On October 23, 2001, the last trading day prior to our entering into the subscription agreements and announcing the transactions, the closing price of our common shares on the Nasdaq Stock Market was $17.44 per share. As of September 30, 2001, our book value per share, on a primary basis, was approximately $21.476.

     Under the subscription agreements, the investors paid an aggregate purchase price of $763.15 million. This equates to approximately $21.384 paid for each preference share plus 0.1058 class A warrant. The per share purchase price at closing was equal to the book value per share as of June 30, 2001, the latest date for which a balance sheet was available at the time that we entered into the subscription agreements, adjusted so that the marketable securities in our investment portfolio were valued at their estimated fair value as of the third business day prior to closing. However, since the investors also received class A warrants as part of this purchase price and may receive additional preference shares as purchase price adjustments, the preference shares could be deemed to have been issued at less than the book value of our common shares. In addition, the class A warrants are exercisable at $20.00 per share, which is also less than the book value of the common shares at the time of issuance of the class A warrants.

     In order to comply with Rule 4350(i), the investors have agreed that the aggregate number of common shares issuable upon conversion of the preference shares or exercise of the class A warrants (including by operation of the anti-dilution provisions therein) issued under the subscription agreements will be limited to an amount that, together with the common shares issued to Marsh & McLennan Risk

Capital Holdings Ltd. at closing in cancellation of its existing class A warrants, is equal to 19.9% of the number or voting power of our common shares issued and outstanding prior to closing, unless and until our shareholders approve the issuance of common shares in excess of this amount. In addition, until this approval is obtained, the voting power of the preference shares will be reduced so that the aggregate voting power of (1) all preference shares issued under the subscription agreements, (2) the common shares issued to Marsh & McLennan Risk Capital Holdings Ltd. at closing in cancellation of its existing class A warrants and (3) common shares issued upon conversion of any preference shares or upon exercise of the class A warrants issued under the subscription agreements does not exceed 19.9% of the voting power of all shares of the company issued and outstanding prior to closing. These limitations are discussed in more detail under "The Investment -- Certificate of Designations for Preference Shares -- Voting Rights" and "-- Shareholders Agreement -- Restrictions on Conversion/Exercise."

     In order to ensure compliance with Rule 4350(i) described above, we are seeking shareholder approval of (1) the issuance of common shares upon conversion of the preference shares and upon exercise of the class A warrants (including after giving effect to the anti-dilution adjustments therein) issued under the subscription agreements and (2) removal of the voting limitation described above so that the terms of the preference shares would entitle the holder to voting power equal to the common shares on an as-converted basis. Shareholder approval of the investment is not required as a matter of Bermuda law or other applicable law or rules or by our bye-laws.

     If this proposal and Proposal 2 are approved by shareholders and certain regulatory approvals are obtained, the Warburg Pincus investors and the Hellman & Friedman investors will own shares representing 36.9% and 20.5%, respectively, of the total voting power of all of our issued and outstanding voting shares.

Consequences of Not Approving This Proposal

     If the requisite shareholder and regulatory approvals for this proposal and Proposals 2 and 3 are not obtained within specified periods, the investors will be entitled to exchange their preference shares and class A warrants for preference shares and warrants of a newly formed subsidiary of ACGL that will hold all of our core insurance and reinsurance operations. Such securities of this newly formed holding company would be convertible into common shares of that company and otherwise have identical provisions (including registration rights) as the securities issued at closing, except that the limitations on conversion and voting would not apply to the extent that such limitations are not required. The right is intended to permit the holders to create a result comparable to that which would have occurred if the investors had initially made their investment in an existing subsidiary of ACGL, rather than in ACGL itself. The investors would be entitled to exercise this exchange right in whole or in part, provided that preference shares representing at least $150.0 million in liquidation preference would be required for the initial exchange. This exchange right is discussed in more detail under "The Investment -- Subscription Agreement -- Right to Exchange into Subsidiary Shares."

     If the investors become entitled to exercise this exchange right and do so, the investors would be able to participate directly in the growth of our core businesses through their equity interest in the new holding company. Other shareholders of the company would be able to participate only indirectly through a continuing equity interest in ACGL, which would itself only be a minority shareholder in the new holding company.

Required Vote

     The affirmative vote of a majority of the voting power of all of our shares represented at the special general meeting, voting together as a single class, will be required for approval of this proposal.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

                     PROPOSAL 2 -- AMENDMENTS TO BYE-LAW 45

Current Bye-Law 45

     Our current bye-law 45 contains a provision limiting the voting rights of any person who owns (directly, indirectly or constructively the Code) shares with more than 9.9% of the total voting power of all shares entitled to vote generally at an election of directors to 9.9% of such voting power. This provision was intended to prevent us from being characterized as a controlled foreign corporation under the Code. Our current bye-law 45 also contains a provision limiting the rights of any group (within the meaning of the Exchange
Act) that owns shares with more than 9.9% of the total voting power of all shares entitled to vote generally at an election of directors to 9.9% of such voting power.

Purpose and Effect of the Proposed Amendments

     The proposed amendment to bye-law 45 would change these voting limitations so that the limitation would apply only to votes conferred (directly or indirectly or by attribution) by shares of ACGL directly, indirectly or constructively owned (within the meaning of section 958 of the Code) by any U.S. person, as defined in section 7701(a)(30) of the Code. If the votes so conferred on such U.S. person would represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes so conferred would, in general, be reduced by whatever amount is necessary so that after the reduction the votes so conferred on such U.S. person constitutes 9.9% of the total voting power of all shares of the company entitled to vote generally at any election of directors.

     The proposed amendments would allow non-U.S. persons, including the Warburg Pincus investors and the Hellman & Friedman investors, to have more than 9.9% of the total voting power of our shares. This change would result in ACGL being characterized as a controlled foreign corporation, given the current ownership of our shares.

     There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of bye-law 45 as proposed to be amended, because of shares, including shares of the Warburg Pincus investors and the Hellman & Friedman investors, that may be attributed to that person under the Code.

     If this proposal and Proposal 1 are approved by shareholders and the Requisite Regulatory Approval is obtained, the Warburg Pincus investors and the Hellman & Friedman investors will own shares representing 36.9% and 20.5%, respectively, of the total voting power of all of our issued and outstanding voting shares.

     See "Proposal 1 -- Approval of Issuance of Common Shares Upon Conversion of Preference Shares and Exercise of Class A Warrants and Full Voting Power of Preference Shares -- Consequences of Not Approving This Proposal" for a description of certain consequences of not approving this proposal.

Required Vote

     The affirmative vote of the shareholders having at least 65% of the voting power of all of our outstanding shares entitled to vote at the special general meeting, voting together as a single class, will be required to approve the proposed amendments to bye-law 45.

                 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
                      "FOR" THE AMENDMENTS TO BYE-LAW 45.

     The full text of the amended and restated bye-law 45 is attached hereto as Appendix A.

                     PROPOSAL 3 -- AMENDMENTS TO BYE-LAW 75

Current Bye-Law 75

     Under bye-law 75 of our current bye-laws, the boards of directors of any of our subsidiaries that are incorporated in Bermuda, and any other subsidiary designated by our board of directors, must consist of persons who have been elected by our shareholders either as (1) alternate directors of our board of directors or (2) designated company directors.

Purpose and Effect of the Amendments

     Since the date of adoption of our current bye-laws, we have formed or acquired subsidiaries in Bermuda, the Cayman Islands and Barbados, and we may, in the future, form other subsidiaries in these jurisdictions. The proposed amendments to bye-law 75 would make the provisions of bye-law 75 expressly applicable to subsidiaries incorporated under the laws of the Cayman Islands and Barbados, as well as Bermuda. In addition, the references to alternate directors would be deleted, since our shareholders have elected specified individuals to serve as directors of our existing and future Bermuda, Barbados and other non-U.S. subsidiaries, making the concept of alternate directors unnecessary.

     See "Proposal 1 -- Approval of Issuance of Common Shares Upon Conversion of Preference Shares and Exercise of Class A Warrants and Full Voting Power of Preference Shares -- Consequences of Not Approving This Proposal" for a description of certain consequences of not approving this proposal.

Required Vote

     The affirmative vote of a majority of the voting power of all of our shares represented at the special general meeting, voting together as a single class, will be required to approve the proposed amendments to bye-law 75.

                 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
                      "FOR" THE AMENDMENTS TO BYE-LAW 75.

     The full text of the amended and restated bye-law 75 is attached hereto as Appendix B.

                  PROPOSAL 4 -- ELECTION OF SUBSIDIARY DIRECTOR

     Under our bye-laws, the boards of directors of any of our subsidiaries that is incorporated in Bermuda, and any other subsidiary designated by our board of directors, must consist of persons who have been elected by our shareholders either as (1) alternate directors of our board of directors or (2) designated company directors.

     The persons named below have been nominated to serve as designated company directors of our non-U.S. subsidiaries indicated below. Unless authority to vote for this nominee is withheld, the enclosed proxy will be voted for this nominee, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that this nominee is unable or declines to serve.

Arch Reinsurance Ltd.                              Dwight R. Evans
                                                   Marc Grandisson
                                                   Paul B. Ingrey
                                                   Constantine Iordanou

Alternative Re Holdings Limited                    Graham Collis
                                                   Joseph King
                                                   Debra O'Connor

Alternative Underwriting Services, Ltd.            Graham Collis
                                                   Joseph King
                                                   Debra O'Connor

     Mr. Collis, 41, has practiced law at Conyers Dill & Pearman in Bermuda since 1992, where he has been a partner since 1995. He is a director of Coastal Caribbean Oils & Minerals Limited and Zambia Copper Investments Limited.

     Mr. Evans, 49, has served as president of Arch Reinsurance Ltd. since October 2001. From 1998 until October 2001, Mr. Evans was executive vice president of St. Paul Re. From 1983 until 1998, Mr. Evans was employed as executive vice president for F&G Re Inc., a reinsurance subsidiary of USF&G Corporation. Prior to that, Mr. Evans served as assistant vice president at Skandia Reinsurance Company and as a reinsurance underwriter as Prudential Reinsurance Company (now Everest Re Company).

     Mr. Grandisson, 34, has served as senior vice president and chief actuary of Arch Reinsurance Ltd. since October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as vice president and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as vice president-director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant from Tillinghast, a Towers Perrin Co.

     Mr. Ingrey, 62, has served as a director of Arch Capital Group Ltd. and as chief executive officer of Arch Reinsurance Ltd. since October 2001. He was the founder of F&G Re, Inc. and served as its chairman and chief executive officer from 1983 to 1996. Prior to that, he was senior vice president of

Prudential Reinsurance, an underwriter of property/casualty reinsurance. He has also served as a director of USF&G Corporation (until its sale to The St. Paul Companies, Inc. in 1978) and E.W. Blanch Holdings, Inc., the holding company for E.W. Blanch Co., which provides risk management and distribution services through several subsidiaries (until its sale to Benefield Greig, the London-based international reinsurance broker, in April 2001) and is currently on the board of Fairfax Financial Holdings Limited, an insurance and reinsurance company with a focus on property/casualty insurance.

     Mr. Iordanou, 51, has served as a director of the company and as chief executive officer of Arch Capital Group (U.S.) Inc. since January 1, 2002. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including the senior vice president of group operations and business development worldwide of Zurich Financial Services and CEO of Zurich North America. Prior to joining Zurich, he had senior executive responsibilities with Berkshire Hathaway Group and American International Group.

     Mr. King, 32, has been vice president, mergers & acquisitions of Arch Capital Group (U.S.) Inc. since May 5, 2000. From 1995 to May 5, 2000, Mr. King was vice president, treaty property of the company's reinsurance subsidiary. From 1991 until 1995, Mr. King served as treaty property manager at Everest Re (formerly known as Prudential Reinsurance Company).

     Ms. O'Connor, 41, has been senior vice president, controller and treasurer of the company since June 9, 2000. From 1995 to June 9, 2000, Ms. O'Connor was senior vice president and controller of the company's reinsurance subsidiary. From 1986 until 1995, Ms. O'Connor served at NAC Re Corp. in various capacities, including vice president and controller. Prior to that, Ms. O'Connor was employed by General Re and the accounting firm of Coopers & Lybrand.

Required Vote

     The affirmative vote of a majority of the voting power of all of our shares represented at the special general meeting, voting together as a single class, will be required for the election of designated company directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE DESIGNATED COMPANY DIRECTORS INDICATED ABOVE.

                       WHERE YOU CAN FIND MORE INFORMATION

     As required by law, we file reports, proxy statements and other information with the SEC (SEC file number: 0-26456). These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC's Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the Nasdaq Stock Market, 1735 K Street, N.W. Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement. This proxy statement incorporates by reference the following:

     o    Our annual report on Form 10-K/A for the year ended December 31, 2000.

     o Our quarterly report on Form 10-Q/A for the quarter ended March 31, 2001, our quarterly report on Form 10-Q for the quarter ended June 30, 2001 and our quarterly report on Form 10-Q for the quarter ended September 30, 2001.

     o Our current reports on Form 8-K filed on March 15, 2001, July 6, 2001, November 8, 2001 and January 4, 2002.

     o Our proxy statement on Schedule 14A for our annual meeting of shareholders held on June 7, 2001 (other than the sections entitled "Execution Compensation -- Report of the Compensation and Stock Awards Committees of the Board of Directors," "Performance Graph," "Report of the Audit Committee of the Board of Directors" and "Audit Fees").

     o The description of the common shares contained in our registration statement on Form 8-A filed on November 7, 2000 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents that we file with the SEC after the date of this proxy statement and before the meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

     Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

     If you are one of our shareholders and would like to receive a copy of any document incorporated by reference into this proxy statement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this proxy statement), you should call or write to Arch Capital Group Ltd., [ ], Hamilton, Bermuda,
Attention: Secretary (telephone [ ]). We will provide these documents to our shareholders, without charge, by first class mail within one business day of the day we receive a request. In order to ensure timely delivery of the documents prior to the special general meeting, you should make any such request not later than [ ], 2002.

                                                                      Appendix A

                    Proposed Amended and Restated Bye-law 45

45.      Limitation on voting rights of Controlled Shares

     (1) Except as provided in the other paragraphs of this Bye-law 45, every Member of record owning shares conferring the right to vote present in person or by proxy shall have one vote, or such other number of votes as may be specified in the terms of the issue and rights and privileges attaching to such shares or in these Bye-laws, for each such share registered in such Member's name.

     (2) If, as a result of giving effect to the foregoing provisions of this Bye-law 45 or otherwise, the votes conferred by the Controlled Shares, directly or indirectly or by attribution, to any U.S. Person would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of Directors, the votes conferred by the Controlled Shares on such U.S. Person shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the Controlled Shares to such U.S. Person shall constitute 9.9% of the total voting power of all shares of the Company entitled to vote generally at any election of Directors (provided, however, that (a) votes shall be reduced only (i) in shares of the Company, if any, held by such U.S. Person within the meaning of Section 958(a) of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) in shares of the Company if any (other than shares held directly by the H&F Funds or the WP Funds) held by such U.S. Person within the meaning of Section 958(b) of the Code, (b) votes shall be reduced in shares of the Company held directly by the H&F Funds and the WP Funds only if and to the extent that reductions in the vote of other shares do not result in satisfaction of the 9.9% threshold set forth in this paragraph (2),
(c) such reduction (or portion thereof) in votes conferred by shares held directly by an H&F Fund shall not be effective on or after such date, if any, as such H&F Fund reasonably objects in writing to such reduction (or portion thereof) after reasonable notice given to such H&F Fund in advance (to the extent feasible) of any meeting of shareholders (which notice the Company shall provide in writing) and (d) such reduction (or portion thereof) in votes conferred by shares held directly by a WP Fund shall not be effective on or after such date, if any, as such WP Fund reasonably objects in writing to such reduction (or portion thereof) after reasonable notice given to such WP Fund in advance (to the extent feasible) of any meeting of shareholders (which notice the Company shall provide in writing)).

     (3) (a) "Controlled Shares" in reference to any person means all shares of the Company directly, indirectly or constructively owned by such person within the meaning of Section 958 of the Code;

          (b) "U.S. Person" means a United States person as defined in Section 7701(a)(30) of the Code;

          (c) "H&F Fund" means the Hellman & Friedman parties to the Shareholders Agreement by and among the Company and certain investors dated as of November 20, 2001 (the "Shareholders Agreement"); and

          (d) "WP Fund" means the Warburg Pincus parties to the Shareholders Agreement.

     (4) Upon written notification by a Member to the Board, the number of votes conferred by the total number of shares held directly by such Member shall be reduced to that percentage of the total voting power of the Company, as so designated by such Member (subject to acceptance of such reduction by the Board in its sole discretion), so that (and to the extent that) such Member may meet any applicable insurance or other regulatory requirement or voting threshold or limitation that may be applicable to such Member or to evidence that such person's voting power is no greater than such threshold.

     (5) Notwithstanding the foregoing provisions of this Bye-law 45, after having applied such provisions as best as they consider reasonably practicable, the Board may make such final adjustments to the aggregate number of votes conferred, directly or indirectly or by attribution, by the Controlled Shares on any U.S. Person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% (or the percentage designated by a Member pursuant to paragraph (4) of this Bye-law 45) of the aggregate voting power of the votes conferred by all the shares of the Company entitled to vote generally at any election of Directors. Such adjustments intended to implement the 9.9% limitation set forth in paragraph (2) of this Bye-law 45 shall be subject to the proviso contained in such paragraph (2), but adjustments intended to implement the limitation set forth in a notification pursuant to paragraph
(4) of this Bye-law 45 shall not be subject to the proviso contained in paragraph (2).

     (6) Each Member shall provide the Company with such information as the Company may reasonably request so that the Company and the Board may make determinations as to the ownership (direct or indirect or by attribution) of Controlled Shares to such Member or to any person to which Shares may be attributed as a result of the ownership of Shares by such Member.

                                                                      Appendix B


                    Proposed Amended and Restated Bye-law 75

75.      Certain Subsidiaries

     With respect to any company incorporated under the laws of Bermuda, Barbados or the Cayman Islands all of the voting shares of which are owned (directly or indirectly through subsidiaries) by the Company, and any other subsidiary of the Company designated by the Board of the Company (together, the "Designated Companies"), the board of directors of each such Designated Company shall consist of the persons who have been elected by the Members as Designated Company Directors. Notwithstanding the general authority set out in Bye-law 2(1), the Board shall vote all shares owned by the Company in each Designated Company to ensure the constitutional documents of such Designated Company require such Designated Company Directors to be elected as the directors of such Designated Company, and to elect such Designated Company Directors as the directors of such Designated Company. The Company shall enter into agreements with each such Designated Company to effectuate or implement this Bye-law.

                                                                      Appendix C


                             ARCH CAPITAL GROUP LTD.

                    PROXY CARD FOR SPECIAL GENERAL MEETING OF
                             STOCKHOLDERS ON , 2002

This proxy is solicited by the board of directors of Arch Capital Group Ltd. (the "Company"). The undersigned hereby appoints Robert Clements, Peter A. Appel and Louis T. Petrillo as proxies, each with full power of substitution, to represent the undersigned and to vote all common shares of the Company held of record by the undersigned on [ ], 2002, or which the undersigned would otherwise be entitled to vote at the special general meeting to be held on , 2002 and any adjournment thereof, upon all matters that may properly come before the special general meeting. All shares votable by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the special general meeting.

     PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Please sign this proxy exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.


        HAS YOUR ADDRESS CHANGED?

        __________________________________________

        __________________________________________

        __________________________________________


        PLEASE MARK VOTES AS IN THIS EXAMPLE   |X|


                             ARCH CAPITAL GROUP LTD.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the proposals set forth on the reverse of this card.


The undersigned hereby acknowledges receipt of the proxy statement and hereby revokes all previously granted proxies.

RECORD DATE SHARES:

Proposals by the Company:                                                                    FOR       AGAINST        ABSTAIN


1.   To approve the issuance of common shares issuable upon conversion of the              |_|         |_|            |_|
     series A convertible preference shares or exercise of the class A warrants
     (including by operation of anti-dilution adjustments in the class A warrants) issued under the subscription agreements dated October 24, 2001, as amended November 20, 2001 and January 3, 2002, entered into between ACGL and various investors, to the extent that such common shares and the
     140,380 common shares issued on November 20, 2001 represent more than 19%
     of the number or voting power of our common shares issued and outstanding on November 19, 2001, and to approve the provision of full voting power of the preference shares issued under the subscription agreements to the extent that such preference shares and the 140,380 common shares issued on
     November 20, 2001 represent more than 19% of the voting power of all of our shares outstanding on November 19, 2001. This approval is being sought in compliance with the rules applicable to companies whose securities trade on the Nasdaq Stock Market and is referred to as the Requisite Nasdaq
     Approval.

2.   To adopt an amendment to our Bye-Law 45 as set forth in Appendix A of, and as more      |_|         |_|            |_|
     fully described in, the enclosed proxy statement, which would change the limitation on voting rights of shareholders so that the limitation would apply only to votes conferred (directly or indirectly or by attribution) by shares of ACGL directly, indirectly or constructively owned by any U.S. person.

3    To adopt an amendment to our Bye-Law 75 as set forth in Appendix B of this proxy        |_|         |_|            |_|
     statement, which would expressly provide that the directors of our Cayman Islands and Barbados subsidiaries, as well as our Bermuda subsidiaries, must be elected by our shareholders as persons designated to be elected as directors of such subsidiaries..

4    To elect Graham B. R. Collis, Dwight Evans, Marc Grandisson, Paul B. Ingrey,            |_|         |_|            |_|
     Constantine Iordanou, Joseph N. King and Debra M. O'Connor as designated company directors so that they may be elected directors of certain of our non-U.S.
     subsidiaries.

         Please be sure to sign and date this proxy: Date                       , 2002
                                                          ----------------------------

         Shareholder sign here                                       Co-owner sign here
                               -------------------------------------                    ----------------------------

     Mark box at right if an address change or comment has been noted on the reverse side of this card. |_|

 ..........................DETACH CARD.........................   ..........................DETACH CARD..............


                             ARCH CAPITAL GROUP LTD.

Dear shareholder,

     Please take note of the important information enclosed with this proxy. The proposals set forth on this proxy card to approve the issuance of common shares upon conversion, approve the amendments to bye-laws 45 and 75 and elect directors of our reinsurance subsidiary require your immediate attention and approval. These proposals are discussed in detail in the enclosed proxy materials.

     Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

     Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

     Your vote must be received prior to the special general meeting on , 2002.

     Thank you in advance for your prompt consideration of these matters.

                             Sincerely,

                             [SIGNATURE LOGO]

                             LOUIS T. PETRILLO
                             Senior Vice President,
                             General Counsel and Secretary